Exhibit 10.17

DATED AS OF 3 DECEMBER 2015 AS AMENDED AND RESTATED
AS OF DECEMBER 1, 2016

MOLINO CAÑUELAS S.A.C.I.F.I.A.
as Borrower

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.
as Lender

and

COMPAÑÍA ARGENTINA DE GRANOS S.A.
as Released Party

AMENDED AND RESTATED

PRE-EXPORT FINANCE TERM FACILITY AGREEMENT

A/B

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	6.3	Informational Covenants	49

	6.4	Insurance	52

7.	Events of Default		52

	7.1	Events of Default	52

	7.2	Environmental Provisions	56

	7.3	Acceleration	56

8.	Miscellaneous		57

	8.1	Transfers by FMO	57

	8.2	Changes to the Borrower	61

	8.3	Conduct of Business by FMO	61

	8.4	Payment Mechanics	62

	8.5	Set-off	64

	8.6	Notices	65

	8.7	Calculations and Certificates	66

	8.8	Remedies and Waivers	66

	8.9	Amendments and Waivers	67

	8.10	Counterparts	67

	8.11	Governing law	67

	8.12	Arbitration	67

	8.13	Court Jurisdiction	68

	8.14	Third Party Beneficiaries	70

	8.15	Survival	70

	8.16	Entire Agreement	70

Schedule 1 Form of Utilization Request			78

Schedule 2 Form of Utilization Receipt			79

Schedule 3 Form of Assignment and Assumption Agreement			80

Schedule 4 Form of Compliance Certificate			84

Schedule 5 Form of Certificate Of Incumbency and Authority			86

Schedule 6 Form oF Auditors’ Letter			88

Schedule 7 Development Impact Reporting Requirements			90

Schedule 8 Form of Quarterly Debt Facilities Report			92

Schedule 9 Form of Process Agent’s Letter			93

Schedule 10 Form of Note PAGARÉ			95

Schedule 11 Environmental and Social Action Plan			96

Schedule 12 Corporate Governance Action Plan			103

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THIS AMENDED AND RESTATED PRE-EXPORT FINANCE TERM FACILITY AGREEMENT (the “Agreement”) is dated as of December 1, 2016 and made among:

1.                                      COMPAÑÍA ARGENTINA DE GRANOS S.A. (the “Released Party” or “CAGSA”), a sociedad anónima organized and existing under the laws of the Country;

2.                                      MOLINO CAÑUELAS S.A.C.I.F.I.A. (the “Borrower”), a sociedad anónima organized and existing under the laws of the Country; and

3.                                      NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. (“FMO”), a company limited by shares organized and existing under the laws of The Netherlands.

RECITALS

(A)                               FMO is a developmental financial institution providing financing solutions for private companies in developing countries.

(B)                               The Borrower (as original guarantor), CAGSA (as original borrower) and FMO entered into a Pre-Export Finance Tem Facility Agreement dated as of December 3, 2015 (the “Original Facility Agreement”) whereby FMO agreed to provide a one hundred million ($100,000,000) commitment to CAGSA consisting of the A Facility and the B Facility (each as defined below). Such commitment was disbursed in full.

(C)                               As of the date of execution of this Agreement, a principal amount of one hundred million ($100,000,000) of the total amount of the Facilities remains outstanding (the “Remaining Facility”).

(D)                               CAGSA will, as contemplated in the Business Transfer Instrument, transfer to the Borrower the assets of CAGSA as further described in, and in accordance with, the Business Transfer Instrument and applicable provisions of applicable law, and each of CAGSA and the Borrower have requested that FMO consent to the assumption by the Borrower of all of the rights and obligations of CAGSA as the original borrower of the Facilities and the termination of all such rights and obligations of CAGSA.

(E)                                The parties hereto hereby amend and restate the Original Facility Agreement in its entirety upon the terms and conditions set forth in this Agreement, as of the Amendment Effective Date and subject to Section 1.05 (Effectiveness of this Agreement) hereof in order to, among other things, release CAGSA from all obligations under the Original Facility Agreement as borrower of the Facilities and amend other provisions of the Original Facility Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               General Definitions

In this Agreement:

“A Facility” has the meaning assigned to that term in sub-Section 3.1.1 of Section 3.1 (The Facilities).

“A Facility Commitment” means forty million Dollars ($40,000,000), as such amount may be reduced in accordance with Section 3.6.1 (Illegality; Material Adverse Change), Section 3.6.2 (Change of Control) or Section 3.6.4 (Voluntary Cancellation).

“A Facility Utilization” means any utilization of the A Facility.

“A Loan” means a loan made or to be made under the A Facility or the principal amount outstanding under the A Facility from time to time.

“A Loan Applicable Margin” means:

(a)                                 at any time on or prior to the A Loan Applicable Margin Step Down Date, five point eight percent (5.8%) per annum; and

(b)                                 at any time after the A Loan Applicable Margin Step Down Date, five point six percent (5.6%) per annum.

“A Loan Applicable Margin Step Down Date” means the Interest Payment Date in respect of the first occurring Interest Period following the date on which FMO notifies the Borrower that FMO is satisfied that the Borrower has implemented the actions set forth in the Corporate Governance Action Plan.

“A Loan Interest Rate” means for any Interest Period, the rate at which interest is payable on the A Loan during that Interest Period, determined in accordance with Section 3.3.1 (Calculation of Interest) or, if applicable, Section 3.3.6 (Market Disruption).

“A Loan Outstanding Percentage” means, at any time, the aggregate amount of principal outstanding under the A Loan at such time divided by the A Facility Commitment at such time, expressed as a percentage.

“A Loan Repayment Date” means any of the First A Loan Repayment Date and each Interest Payment Date thereafter until and including the A Loan Termination Date.

“A Loan Termination Date” means the Interest Payment Date falling two (2) years after the First A Loan Repayment Date.

“Accounting Principles” means: (i) at any time prior to and including November 30, 2016, GAAP, and (ii) at any time following November 30, 2016, IFRS.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Aggregate Collateral Value” has the meaning given to that term in the Security and Account Control Agreement.

“Amendment Effective Date” has the meaning set forth in Section 1.5.1 (Effectiveness of this Agreement).

“Annual Period” means each period of twelve (12) months ending on the last day of the Borrower’s financial year.

“Applicable Margin” means the A Loan Applicable margin, the B Loan Applicable Margin, or all of them, as the context requires.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form set out in Schedule 3 (Form of Assignment and Assumption Agreement).

“Auditors” means Price Waterhouse & Co. S.R.L or any other independent public accountant appointed by the Borrower in accordance with Section 6.2.8 (Auditors);

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank).

“Authorization” means an authorization, consent, approval, resolution, license, exemption, notice, filing, notarization or registration from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals, powers or consents.

“Authorized Representative” means, with respect to any person, the natural persons who are duly authorized to act on behalf of such person and, if applicable, whose names and a specimen of whose signatures appear on the Certificate of Incumbency and Authority most recently delivered by such person to FMO.

“Availability Period” means the period from and including the date of the Original Facility Agreement to and including six (6) Months thereafter.

“Available Facility” means, at any time before the end of the Availability Period and with respect to each Facility, the amount of such Facility minus:

(a)                                 the amount of any outstanding Loans under such Facility;

(b)                                 solely in relation to any proposed Utilization of such Facility, the amount of any Loans that are due to be made on or before the proposed Utilization Date under such Facility; and

(c)                                  any amount of such Facility cancelled pursuant to Section 3.6.4 (Voluntary Cancellation).

“B Facility” has the meaning assigned to that term in sub-Section 3.1.2 of Section 3.1 (The Facilities).

“B Facility Commitment” means

(a)                                 prior to receipt of any formal commitment from a Participant to acquire a Participation in the B Facility, zero (0) Dollars; and

(b)                                 following receipt by FMO of any formal commitment by a Participant to acquire a Participation in the B Facility, the aggregate amount committed to be funded pursuant to the relevant Participation Agreement up to sixty million Dollars ($60,000,000), as such amount may be reduced by the Borrower in accordance with Section 3.6.1 (Illegality; Material Adverse Change), Section 3.6.2 (Change of Control) or Section 3.6.4 (Voluntary Cancellation).

“B Facility Utilization” means any utilization of the B Facility.

“B Loan” means a loan made or to be made under the B Facility or the principal amount outstanding under the B Facility from time to time.

“B Loan Applicable Margin” means five point three percent (5.3%) per annum.

“B Loan Interest Rate” means for any Interest Period, the rate at which interest is payable on the B Loan during that Interest Period, determined in accordance with Section 3.3.1 (Calculation of Interest) or, if applicable, Section 3.3.6 (Market Disruption).

“B Loan Outstanding Percentage” means, at any time, the aggregate amount of principal outstanding under the B Loan at such time divided by the B Facility Commitment at such time, expressed as a percentage.

“B Loan Repayment Date” means any of the First B Loan Repayment Date and each Interest Payment Date thereafter until and including the B Loan Termination Date.

“B Loan Termination Date” means the Interest Payment date (18) eighteen months after the First B Loan Repayment Date.

“Basic Terms and Conditions of Employment” means the requirements as applicable to the Borrower on wage, working hours, labour contracts and occupational health & safety issues, stemming from ILO conventions 26 and 131 (on remuneration), 1 (on working hours) and 155 (on health & safety).

“Big Four Accounting Firm” means any of Deloitte Touche Tohmatsu Limited, PricewaterhouseCoopers International Limited, Ernst & Young Global Limited or KPMG International Cooperative or any affiliate or member of the network of member firms thereof.

“Break Costs” means, collectively, any FMO Break Costs or Participant Break Costs or both, as the context requires.

“Borrower Financial Statements” means the audited financial statements of the Borrower for the financial year ended November 30, 2015, prepared in accordance with the Accounting Principles.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and, solely for the purpose of determining the applicable Interest Rate in accordance with this Agreement, in London, England.

“Business Plan” means a projected profit and loss, balance sheet, cash flow and detailed investment plan, in form and substance satisfactory to FMO.

“Business Transfer Instrument” means the written agreement to be executed amongst CAGSA and the Borrower, which will evidence the transfer for the benefit of the Borrower of the business units of CAGSA relating to the following: (i) buying and selling of grains; (ii) sale of supplies and agricultural inputs; (iii) logistics services and (iv) storage and conditioning services, with effect as from December 1, 2016, and which will include the transfer of employees, clients, suppliers and real estate locations related to such business units.

“Cancellation Fee” means an amount equal to two percent (2%) of the aggregate principal amount to be cancelled.

“Central Bank” means the Banco Central de la República Argentina or any other person exercising the functions of a central bank in the Country from time to time.

“Certificate of Incumbency and Authority” means a certificate substantially in the form of SCHEDULE 5 (Form of Certificate of Incumbency and Authority).

“CFO” means the chief financial officer of the Borrower.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder having the force of law.

“Collateral Agent” means Itaú Unibanco S.A. - Nassau Branch or any successor collateral agent appointed pursuant to the Security and Account Collateral Agreement.

“Commitment Fee” means the commitment fee payable to FMO pursuant to Section 3.7.1 (Commitment Fee).

“Commitments” means, collectively, the A Facility Commitment and the B Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in SCHEDULE 4 (Form of Compliance Certificate).

“Constitutive Documents” means, in respect of any company, corporation, partnership, enterprise, governmental agency or other entity, its foundation agreement or any other founding act, articles of incorporation and bylaws, memorandum and articles of association, statutes (“estatutos”) or similar instruments.

“Control” means, in relation to any person:

(a)                                 the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)                                     cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of such person;

(ii)                                  appoint or remove all, or the majority, of the directors or other equivalent officers of such person; or

(iii)                               give directions with respect to the operating and financial policies of the Borrower which the directors or other equivalent officers of such person are obliged to comply with; and

(b)                                 the holding of more than one-half of the issued share capital of such person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

provided that “Controlling” and “Controlled” have corresponding meanings.

“Core Labour Standards” means the requirements as applicable to the Borrower on child and forced labour, discrimination and freedom of association and collective bargaining, stemming from the ILO Declaration on Fundamental Principles and Rights at Work, adopted in 1998 and covering: (i) freedom of association and the right to collective bargaining, (ii) the elimination of forced and compulsory labour, (iii) the abolition of child labour, and (iv) the elimination of discrimination in the workplace.

“Corporate Governance Action Plan” means the plan attached hereto as SCHEDULE 12 (Corporate Governance Action Plan).

“Corrupt Practice” means:

(a)                                 the promising, offering, giving, making, authorizing, insisting on, receiving, accepting or soliciting, directly or indirectly, of any illegal or undue payment or advantage of any nature, to or by any person, with the intention to, or the knowledge that such payment or advantage may, directly or indirectly influence, whether as inducement or reward, the actions or decisions of any person, including causing any person to refrain from any action or decision; or

(b)                                 any action or omission which is prohibited in any applicable jurisdiction by law or regulation relating to bribery or corruption.

“Country” means the Republic of Argentina.

“Default” means an Event of Default or any event or circumstance which would, with the expiry of a grace period, the giving of notice, the making of any determination under any Finance Document (other than any Designated Sales Contract) or any combination of any of the foregoing, become an Event of Default.

“Default Interest Rate” means an interest rate equal to the aggregate of:

(a)                                 LIBOR, as determined by FMO in its sole discretion;

(b)                                 the relevant Applicable Margin; provided that the A Loan Applicable Margin shall be applicable to any amounts that are overdue with respect to any obligation other than the repayment of the Loans; and

(c)                                  two percent (2.00%) per annum.

“Depositary Bank” shall have the meaning set forth in the Security and Account Control Agreement.

“Designated Sales Contracts” has the meaning given to that term in the Security and Account Control Agreement.

“Discharged Rights and Obligations” has the meaning assigned to that term in sub-Section (c) (i) of Section 8.1.5 (Procedure for Transfer).

“Dispute” has the meaning assigned to that term in Section 8.12.1 (Submission to Arbitration).

“Dollar” and “$” means the lawful currency of the United States of America.

“Eligible Export Contract” means any contract or agreement entered into between the Borrower and one or more Eligible Off-takers for the sale of one or more Products.

“Eligible Off-takers” shall have the meaning set forth in the Security and Account Control Agreement.

“Environmental and Social Action Plan” means the environmental and social action plan, agreed upon between FMO and the Borrower, defining actions, responsibilities, budgets, deliverables/compliance indicators and a timeframe for the measures required to remedy the known non-compliances with the Environmental and Social Requirements in the business activities of the Borrower, substantially in the form set out in SCHEDULE 11 (Environmental and Social Action Plan), as amended from time to time.

“Environmental and Social Claim” means any claim, proceeding or investigation by a person in respect of an Environmental Law, a Social Law or an environmental or social agreement between the Borrower and another person.

“Environmental and Social Management System” or “ESMS” means the part of the overall management system of the Borrower that includes the relevant policies, organizational structure, planning activities, responsibilities, practices, procedures and resources for developing, implementing, achieving, reviewing and maintaining compliance with the Environmental and Social Requirements and which is dedicated to the structural improvement of the environmental and social performance of the Borrower, satisfactory to FMO.

“Environmental and Social Monitoring Report” means an environmental and social monitoring report satisfactory to FMO on the Borrower’s and each member of the Group’s compliance and non-compliance with the Environmental and Social Requirements and the Environmental and Social Action Plan under this Agreement.  The report shall be prepared in the English language.

“Environmental and Social Permit” means any environmental and/or social permit, license, consent, approval or other Authorization required by the Borrower and each member of the Group.

“Environmental and Social Requirements” means (i) any Environmental Law, (ii) any Social Law, (iii) any Environmental and Social Permit, (iv) Basic Terms and Conditions of Employment, (v) Core Labour Standards and (vi) IFC Performance Standards.

“Environmental Law” means any law, rule or regulation (including international treaty obligations) applicable in any jurisdiction concerning environmental matters and natural resource management.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Plan” has the meaning assigned to that term in Section 4.1.20 (No ERISA Plans).

“European Central Bank” means the European Central Bank (ECB), the entity responsible for conducting monetary policy for the Euro area.

“Event of Default” means any event or circumstance specified as such in Section 7 (Events of Default).

“Facilities” means, collectively, the A Facility and the B Facility.

“Facility Funding Ratio” means the ratio of the A Facility Commitment to the B Facility Commitment.

“FATCA” means:

(a)                                 sections 1471 to 1474 of the Code or any associated regulations;

(b)                                 any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)                                  any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under Finance Documents required by FATCA.

“FATCA Exempt Party” means a person that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Person is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means the fee letter from FMO dated July 10, 2015 and acknowledged and agreed by CAGSA in relation to the transaction contemplated by the Finance Documents.

“Finance Documents” means, collectively, this Agreement, the Fee Letter, any other fee letter entered into by the Borrower in connection with any other Finance Document, the Security Documents, the Mandate Letter, each Note, each Participation Agreement, each Designated Sales Contract and any other document designated as such by FMO and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                 moneys borrowed;

(b)                                 any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                   any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value shall be taken into account);

(h)                                 any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)                                     any amount raised by the issue of redeemable shares;

(j)                                    any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k)                                 any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(l)                                     (without double-counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

“First A Loan Repayment Date” means the first Interest Payment Date falling closest to but not later than the date falling three (3) years from December 3, 2015 (being the date of the Original Facility Agreement).

“First B Loan Repayment Date” means the first Interest Payment Date falling closest to but not later than the date falling eighteen (18) months from December 3, 2015 (being the date of the Original Facility Agreement).

“First Currency” has the meaning assigned to that term in sub-Section 3.11.1 of Section 3.11 (Currency Indemnity).

“FMO Break Costs” means the amount (if any) by which:

(a)                                 the interest which FMO should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which FMO would be able to obtain by placing an amount equal to the Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“FMO Disclosure Policy” means the policy of FMO to disclose through publication on its website the following details of the subject of this Agreement:

(a)                                 client name;

(b)                                 client’s website (if available);

(c)                                  origin (region and country);

(d)                                 sector;

(e)                                  signing date (date of the main Finance Document);

(f)                                   total FMO financing (size of FMO’s share in deals in EUR/USD);

(g)                                  total project size (size of the total project investment in EUR/USD);

(h)                                 fund (FMO-A/IDF/MASSIF/FOM EL&I/OS/AEF/CD);

(i)                                     environmental & social category (A, B+, B, C); and

(j)                                    project description, including:

(i)                                     who is the client;

(ii)                                  funding objective; and

(iii)                               reason for funding the project.

“FMO’s Environmental and Social Advisor” means MACSSO Consulting.

“FMO’s Environmental and Social Advisor Report” means the report satisfactory to FMO prepared by FMO’s Environmental and Social Advisor to verify the Borrower’s compliance with the Environmental and Social Requirements and the Environmental and Social Action Plan.  The report shall be in the English language.

“Fraudulent Practice” means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.

“Front-end Fee” means the front-end fee payable to FMO pursuant to Section 0 (Front-end Fee).

“GAAP” means generally accepted accounting principles in the Country.

“Group” means the Borrower and any of its Subsidiaries from time to time.

“Holding Company” means, in relation to any person, any other company or corporation in respect of which it is a Subsidiary.

“IFC” means the International Finance Corporation, an international organization established by Articles of Agreement among its member countries, with its headquarters in Washington, DC, USA.

“IFC Performance Standards” means the IFC performance standards on social and environmental sustainability (including the technical reference documents known as World Bank Group Environmental, Health, and Safety Guidelines), which can be downloaded from the IFC website (http://www.ifc.org/wps/wcm/connect/115482804a0255db96fbffd1a5d13d27/PS_English_2012_
Full-Document.pdf?MOD=AJPERES and http://www.ifc.org/ehsguidelines).

“IFRS” means the applicable International Financial Reporting Standards issued by the International Accounting Standards Board, London, England, as amended from time to time.

“Illicit Origin” means any origin which is illicit, criminal or fraudulent, including, without limitation, corruption, Terrorist Financing, and tax evasion.

“ILO” means the International Labour Organization, the tripartite United Nations agency which brings together governments, employers and workers of its member states in common action to promote decent work throughout the world.

“Increased Costs” means:

(a)                                 a reduction in the rate of return from any Facility or on FMO’s or any Participant’s overall capital;

(b)                                 an additional or increased cost; or

(c)                                  a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by FMO or any Participant to the extent that it is attributable to (i) FMO having entered into a commitment or funding or performing its obligations under any Finance Document or (ii) that Participant having acquired its Participation.

“Independent Complaints Mechanism” means the independent grievance mechanism for investments and financings supported by FMO as may be updated from time to time, and currently made available at https://www.fmo.nl/settlement.

“Independent External Panel” means the independent external panel consisting of a maximum of three (3) individuals who deal with complaints lodged under the Independent Complaints Mechanism.

“Independent External Panel’s Role” means (a) to respond to complaints under the Independent Complaints Mechanism by persons who have been or are likely to be affected by the impact of FMO’s investments and financings and (b) to oversee the audit of or audit FMO’s performance, particularly in relation to investments and financings and to ensure compliance with FMO’s policies, guidelines, procedures and systems.

“Interest Payment Date” means January 10, April 10, July 10 and October 10 in any year.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Section 3.3.4 (Duration of Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Section 3.4 (Default Interest).

“Interest Rate” means, as the context requires:

(a)                                 with respect to the A Loan, the A Loan Interest Rate; and

(b)                                 with respect to the B Loan, the B Loan Interest Rate.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“LIBOR” means, in relation to any Loan:

(a)                                 the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period of the relevant Loan) the arithmetic mean of the rates (rounded upwards to the nearest three (3) decimal points) as supplied to FMO at its request quoted by the Reference Banks, to leading banks in the London interbank market, as at 11:00 am on the Quotation Day for the offering of deposits in Dollars for a period comparable to the Interest Period for that Loan and, if any such rate is below zero (0), LIBOR will be deemed to be zero (0).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of agreement or arrangement having a similar effect, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loans” means, collectively, the A Loan and the B Loan or, as the context requires, the principal amount of the A Loan and the B Loan outstanding under the relevant Facility from time to time.

“Mandate Letter” means the letter dated on or about July 10, 2015 between FMO and CAGSA setting out any of the fees referred to in Section 3.7 (Fees).

“Mandatory Cost” means in relation to FMO and any Participant in respect of any Interest Period for a Loan, the cost to FMO or any Participant of compliance with the requirements of the European Central Bank, determined in accordance with ANNEX A (Mandatory Cost Formula) (any such cost, for the purposes of this Agreement, to be represented by the percentage rate notified by FMO prior to the last day of the relevant Interest Period).

“Market Disruption Event” means:

(a)                                 at or about 11:00 am, two (2) Business Days before the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to FMO to determine LIBOR for Dollars and the relevant Interest Period; or

(b)                                 before close of business in London, England on the Quotation Day for the relevant Interest Period, FMO determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

“Material Adverse Effect” means a material adverse effect on:

(a)                                 the business, operations, property, condition (financial, environmental, social or otherwise) or prospects of any member of the Group;

(b)                                 the ability of the Borrower to perform its obligations under any Finance Document;

(c)                                  the validity or enforceability, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any Finance Document or the rights or remedies of FMO under any Finance Document;

(d)                                 the political, economic or financial condition of the Country or the condition of the international financial markets or the financial market within the Country; or

(e)                                  the reputation of FMO as a consequence of FMO making available the term facility to the Borrower, or generally as a consequence of FMO’s involvement with any member of the Group.

“Money Laundering Activities” means the process of moving funds of Illicit Origin through a cycle of transformation in order to create the end appearance of legitimately earned funds.  The process of moving funds consists of providing, receiving or assisting in the transfer of funds.

“Month” means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

provided that the above rules will only apply to the last Month of any period.

“New Lender” has the meaning assigned to that term in Section 8.1.1 (Assignments by FMO).

“New York” means the State of New York, United States of America.

“Note” means each promissory note provided by CAGSA pursuant to Section 3.2.8 (Procedure for Utilization) of the Original Facility Agreement or by the Borrower pursuant to Section 3.2.8 (Procedure for Utilization) of this Agreement, and each promissory note delivered in substitution or exchange therefor pursuant to Section 3.2.8 (Procedure for Utilization) of this Agreement.

“Objectionable Practice” means any Corrupt Practice, Fraudulent Practice, Money Laundering Activities, Obstructive Practice, Sanctionable Practice or Terrorist Financing.

“Obstructive Practice” means (i) deliberately destroying, falsifying, altering or concealing evidence material to the assessment or the making of false statements to those performing the assessment, in order to materially impede an assessment of allegations of a Corrupt Practice, Fraudulent Practice, Money Laundering Activities, or Terrorist Financing and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the assessment or from pursuing the assessment, or (ii) acts intended to materially impede the exercise of FMO’s access to contractually required information in connection with an assessment of allegations of a Corrupt Practice, Fraudulent Practice, Money Laundering Activities, or Terrorist Financing.

“Official” means any officer of a political party or candidate for political office in the Country or any officer or employee of the government of the Country (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof) or of a bilateral or multilateral agency, export credit agency or any other international organization.

“Participant” means any person who acquires a Participation.

“Participant Break Costs” means the amount (if any) by which:

(a)                                 the interest which any Participant should have received for the period from the date of receipt of all or any part of the B Loan corresponding to its Participation or Unpaid Sum to the last day of the current Interest Period in respect of that B Loan or Unpaid Sum, had that B Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Participant would be able to obtain by placing an amount equal to its Participation or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Participation” means the interest of any Participant in the B Loan.

“Participation Agreement” means an agreement entitled “Participation Agreement” between FMO and each of the Participants pursuant to which each Participant acquires a Participation.

“Party” means a party to this Agreement.

“Permitted Liens” means:

(a)                                 the Security;

(b)                                 Liens for Taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.1.4 (Taxation);

(c)                                  Liens imposed by operation of law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days;

(d)                                 Liens to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(e)                                  easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(f)                                   any Liens set forth in ANNEX B (Existing Liens);

(g)                                  Liens with respect to export accounts receivable and rights under export contracts giving rise to export accounts receivable and with respect to accounts into which export accounts receivable are paid (to the extent of the amount of such export accounts receivable) but not, for the avoidance of doubt, any Lien with respect to any such receivable, contract or account that is subject to the Security; and

(h)                                 Purchase money Liens securing a capital expenditure (or financing obtained to a finance capital expenditure) made by the Borrower or a Subsidiary of the Borrower, but only to the extent that such Liens are granted solely to any person providing finance for such capital expenditure and only extend to the assets constituting such capital expenditure so financed and do not, and are not reasonably likely to, have a Material Adverse Effect.

“Prepayment Fee” means pursuant to sub-Section (b) of Section 3.6.5 (Voluntary Prepayment of Loans) an amount equal to two percent (2%) of the aggregate principal amount to be prepaid.

“Products” means corn, wheat, soybean, sunflower, barley, sorghum, derived products and sub-products of the latter, including flour and oil.

“Prohibited Payment” means any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other person if any member of the Group knows, or has reasonable grounds for believing, that the other person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the Borrower, any member of the Group, or any Affiliates thereof or any other person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if, in FMO’s opinion, it (i) is lawful under applicable written laws and regulations or (ii) is made for the purpose of expediting or securing the performance of a routine governmental action (as such term is construed under applicable law).

“Public Environmental and Social Report” means a report prepared by the Borrower or other member of the Group (as required pursuant to the Environmental and Social Action Plan) for the public with content satisfactory to FMO and detailing, inter alia, the environmental and social risks and opportunities as well as such member’s performance regarding affected stakeholders, workers, adjacent populations, the environment, the climate and other affected fields, as may be the case from time to time, and adequately monitoring such member’s compliance with the Environmental and Social Requirements.  The report shall be prepared in the English language.

“Qualifications” means that:

(a)                                 any of the provisions of the Finance Documents which are not legal, valid or binding under the laws which are expressed to govern such provisions will not be enforceable in the courts of the Country;

(b)                                 enforcement of a foreign judgment would be recognized in the Country, provided that the requirements of Article 517 of the Civil and Commercial Procedure Code (approved by Law No. 17,454, as amended by Law No. 22,434) are met as follows:

(i)                                     the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with the laws of the Country regarding conflict of laws and jurisdiction and resulted from (A) a personal action or (B) an in rem action with respect to movable property which was transferred to the Country during or after the prosecution of the foreign action;

(ii)                                  the defendant against whom enforcement of the judgment is sought was personally served with the summons, and, in accordance with due process of law, was given an opportunity to defend against the foreign action;

(iii)                               the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of the laws of the Country;

(iv)                              the judgment does not violate the principles of public policy of the laws of the Country; and

(v)                                 the judgment is not contrary to a prior or simultaneous judgment of a court in the Country.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by FMO in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one (1) day, the Quotation Day will be the last of those days).

“Reference Banks” means three (3) leading commercial banks active in the Relevant Interbank Market selected by FMO.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdictions” means:

(a)                                 Argentina; and

(b)                                 each jurisdiction where any asset subject to or intended to be subject to the Security is situated.

“Relevant Pre-Export Regulations” means any foreign exchange, pre-export finance or other regulations issued by the Central Bank and/or any other Authority of the Country applicable to pre-export financing loans, as amended and/or supplemented from time to time.

“Repayment Date” means an A Loan Repayment Date, a B Loan Repayment Date, or all of them, as the context requires.

“Repeating Representations” means each of the representations set out in Sections 4.1.1 (Status) to 4.1.6 (Governing Law and Enforcement), Section 4.1.10 (No Default), Section 4.1.13 (Ranking of Claims), Section 4.1.14 (No Proceedings Pending or Threatened) Section 4.1.23 (Ranking) and Section 4.1.24 (Security).

“Required Financial Covenants” has the meaning assigned to that term in Section 6.1.1 (Financial Covenants).

“Rules” has the meaning assigned to that term in Section 8.12.1 (Submission to Arbitration).

“Sanctionable Practice” means any business activity or transaction with any entity, individual or country which at or during the time of such business activity or transaction is a Sanctioned Person.

“Sanctioned Person” means a person:

(a)                                 that is, or that is owned or controlled (as such terms are defined by the relevant Sanctions Authority) directly or indirectly by, or acting on behalf of, any one or more persons, on any list (each as amended, supplemented or substituted from time to time) of restricted entities, persons or organizations maintained by a Sanctions Authority; or

(b)                                 that is or is located or resident in or incorporated under the laws of, or owned or controlled by a person that is located or resident or incorporated under the laws of, a country or territory that is the target of country-wide or territory-wide Sanctions.

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures enacted, adopted, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States government (including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC)), the European Union, the United Nations or the Country.

“Screen Rate” means, in relation to LIBOR, the rate for Dollars for the relevant period, displayed on Reuters Page “LIBOR01” (or such other page as may replace the LIBOR01 Page on Reuters for the purpose of displaying such rates).  If the agreed page is replaced or service ceases to be available, FMO may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Second Currency” has the meaning assigned to that term in sub-Section 3.11.1 of Section 3.11 (Currency Indemnity).

“Secured Parties” means, collectively, the Collateral Agent and FMO and any assignee or transferee thereof.

“Security” means the security created by or pursuant to the Security Documents to secure all outstanding amounts owing by the Borrower to FMO under the Finance Documents.

“Security and Account Control Agreement” means the Security and Account Control Agreement dated on or about the date hereof among the Borrower, FMO, the Depositary Bank and the Collateral Agent.

“Security Documents” means, collectively:

(a)                                 the Security and Account Control Agreement;

(b)                                 each notification and acknowledgement executed in relation to the Security and Account Control Agreement;

(c)                                  any other document entered into by the Borrower creating or expressed to create any Lien over all or any part of its assets in respect of the obligations of any of the Borrower under any of the Finance Documents;

(d)                                 any other document required to effect the granting of a collateral interest with respect to such Security Documents in favor of the Collateral Agent for the benefit of the Secured Parties; and

(e)                                  any other documents or instruments in connection with, or incidental to, any of the foregoing.

“Semi-Annual Period” means each period of six (6) months ending on the last day of the first half of the Borrower’s financial year.

“Social Law” means any law, rule or regulation (including international treaty obligations) applicable in any jurisdiction concerning (i) labour, (ii) social security, (iii) the regulation of industrial relations (between government, employers and employees), (iv) the protection of occupational, as well as public, health and safety, (v) the regulation of public participation, (vi) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (vii) the protection and empowerment of indigenous peoples or ethnic groups, (viii) the protection, restoration and promotion of cultural heritage, and (ix) all other laws, rules and regulations providing for the protection of employees and citizens.

“Subsidiary” means in relation to any company or corporation, any person:

(a)                                 which is Controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)                                 more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)                                  which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation.

“Sum” has the meaning assigned to that term in sub-Section 3.11.1 of Section 3.11 (Currency Indemnity).

“Supplemental Participants” has the meaning assigned to that term in Section 8.1.2 (Supplemental Participations by FMO).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under any Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to FMO under Section 3.9.1 (Tax Gross-up) or a payment under Section 3.9.2 (Tax Indemnity).

“Termination Date” means the A Loan Termination Date or the B Loan Termination Date, as the case may be.

“Terrorist Financing” means financing terrorists, terrorist acts and terrorist organizations.

“US Tax Obligor” means:

(a)                                 an entity which is resident for tax purposes in the US; or

(b)                                 an entity, some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“United States” and “US” means the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under any Finance Document.

“Utilization” means an A Facility Utilization or a B Facility Utilization or both, as the context may require.

“Utilization Date” means the date of any Utilization, being the date on which the relevant Loan is to be made.

“Utilization Receipt” means a notice substantially in the form set out in SCHEDULE 2 (Form of Utilization Receipt).

“Utilization Request” means a notice substantially in the form set out in SCHEDULE 1 (Form of Utilization Request).

“VAT” means value added tax or tax of a similar nature in any relevant jurisdiction.

“World Bank Group” means the incorporation of five closely associated entities that work collaboratively toward poverty reduction: the World Bank (IBRD and IDA) and three (3) other agencies, the International Finance Corporation (IFC), the Multilateral Investment Guarantee Agency (MIGA), and the International Centre for Settlement of Investment Disputes (ICSID).

1.2                               Financial Definitions

“Cash” means, at any time, cash at a bank credited to an account in the name of the Borrower with a reputable financial institution and to which the Borrower is alone beneficially entitled and for so long as (a) that cash is repayable on demand; (b) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other conditions; (c) there is no security over that cash except the Security; and (d) such cash is freely and immediately available to be applied in repayment or prepayment of the Loans.

“Cash Equivalent Investments” means:

(a)                                 debt securities issued by, or unconditionally guaranteed by the national government of, the Country, which are not convertible into any other form of security and having not more than three (3) months to final maturity;

(b)                                 debt securities which are not convertible into any other form of security and having not more than three (3) months to final maturity, at all times rated P-1 (Moody’s Investor Services Inc.) or A-1 (Standard & Poor’s Corporation), and which are not issued or guaranteed by the Borrower;

(c)                                  certificates of deposit issued by, and acceptances by, banking institutions authorized under applicable legislation of the Country, rated P-1 (Moody’s Investor Services Inc.) or A-1 (Standard & Poor’s Corporation); and

(d)                                 other securities (if any) approved in writing by FMO.

“Current Assets” means, at any time, the aggregate of the Borrower’s cash, marketable securities, trade and other receivables, inventories and prepaid expenses maturing within twelve (12) months from the date of computation.

“Current Liabilities” means, at any time, the aggregate of all liabilities of the Borrower falling due within (12) twelve months from the date of computation.

“Current Ratio” means the result obtained by dividing:

(a)                                 Current Assets; by

(b)                                 Current Liabilities.

“Debt” means, at any time and with respect to any person, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of such person for or in respect of Financial Indebtedness at such time.

“EBITDA” means, in respect of any period, and with respect to the Borrower, the operating profit of the Borrower before taxation for such period:

(a)                                 before deducting any Finance Charges;

(b)                                 before deducting any amount attributable to the amortization of intangible assets or the depreciation of tangible assets;

(c)                                  before taking into account any Exceptional Items; and

(d)                                 after deducting the amount of any profit (or adding back the amount of any loss) of the Borrower which is attributable to minority interests.

“Equity” means the aggregate of:

(a)                                 the amount paid up or credited as paid up on the share capital of the Borrower; and

(b)                                 the amount standing to the credit of the reserves of the Borrower (excluding asset revaluation reserves and including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from the amounts in (a) and (b):

(c)                                  any debit balance on the profit and loss account or impairment of the issued share capital of the Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made);

(d)                                 amounts set aside for dividends to the extent not already deducted from equity;

(e)                                  amounts of deferred tax assets; and

(f)                                   amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets.

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses, including those arising on:

(a)                                 the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)                                 disposals, revaluations or impairment of non-current assets; and

(c)                                  disposals of assets associated with discontinued operations.

“Finance Charges” means, in respect of any period and with respect to any person, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Debt of such person whether paid, payable or capitalized by such person in respect of that period, including the interest (but not the capital) element of payments in respect of Finance Leases, and so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Interest Coverage Ratio” means, as of any date and with respect to the Borrower, the ratio of:

(a)                                 EBITDA of the Borrower with respect to the twelve (12)-month period ending on such date; to

(b)                                 Finance Charges of the Borrower with respect to the twelve (12)-month period ending on such date.

“Net Debt” means, at any time and with respect to any person, Debt of such person at such time minus the sum of (a) Cash of such person at such time plus (b) Cash Equivalent Investments of such person at such time.

“Net Debt to EBITDA Ratio” means, in respect of any period, the result obtained by dividing:

(a)                                 Net Debt on the last day of such period; by

(b)                                 EBITDA in respect of such period.

“Quarter Date” means each of 28 February, 31 May, 31 August and 30 November.

“Relevant Period” means an Annual Period or a Semi-Annual Period, as the context requires.

“Semi-Annual Date” means each of 31 May and 30 November.

“Solvency Ratio” means, as of any determination date, the result obtained by dividing:

(a)                                 Equity as of such determination date; by

(b)                                 Total Assets as of such determination date,

expressed as a percentage.

“Total Assets” means the aggregate amount of the Borrower’s assets of any kind whatsoever, including, without limitation, cash, inventory, trade and other receivables,

securities, loans, revenues and rights to receive income or other payments and other fixed assets.

1.3                               Financial Calculations

1.3.1                     All financial calculations to be made under, or for the purposes of, this Agreement and any other Finance Document (other than any Designated Sales Contract) or in any certificate or other document made or delivered pursuant hereto or thereto shall be made in accordance with the Accounting Principles.

1.3.2                     Except as otherwise expressly required, all financial calculations shall be made from the then-most recently issued quarterly financial statements which the Borrower is obligated to furnish to FMO pursuant to the applicable provisions of this Agreement; provided that, where quarterly financial statements are used for the purpose of making financial calculations and those statements are with respect to the last quarter, then, at FMO’s option, such calculations may instead be made from the audited financial statements for the relevant Financial Year.

1.3.3                     If a Material Adverse Effect in the financial condition of the Borrower has occurred after the end of the period covered by the financial statements used to make the relevant financial calculations, such Material Adverse Effect shall also be taken into account in calculating the relevant figures.

1.3.4                     If a financial calculation is to be made under, or for the purposes of, this Agreement or any other Finance Document (other than any Designated Sales Contract) on a consolidated basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower, plus or minus the consolidation adjustments customarily applied to avoid double-counting of transactions among any of those entities, including the Borrower.

1.4                               Construction

1.4.1                     Unless a contrary indication appears, any reference in this Agreement to:

(a)                                 “FMO”, the “Borrower”, any “Participant” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)                                 “assets” includes present and future properties and rights of every description;

(c)                                  a “Finance Document”, “Designated Sales Contract” or any other agreement or instrument is a reference to that Finance Document, Designated Sales Contract or other agreement or instrument as amended or novated;

(d)                                 “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)                                  a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two (2) or more of the foregoing;

(f)                                   phrases such as “satisfactory to FMO”, “approved by FMO”, “acceptable to FMO”, “in FMO’s discretion”, “determined by FMO”, “in the opinion of FMO” and phrases of similar import authorize and permit FMO, or any agent acting on behalf of FMO, as the case may be, to approve, disapprove, determine, act or decline to act in its sole discretion;

(g)                                  a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(h)                                 “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower, to obtain or consolidate Control of the Borrower;

(i)                                     a provision of law is a reference to that provision as amended or re-enacted; and

(j)                                    unless otherwise indicated, a time of day is a reference to London time.

1.4.2                     Section, Annex and Schedule headings are for ease of reference only.

1.4.3                     Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in such Finance Document or notice as in this Agreement.

1.4.4                     A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived.

1.5                               Effectiveness of this Agreement

1.5.1                     The amendment and restatement of the Original Facility Agreement by way of this Agreement shall be effective as of the date when the conditions described in Section 5.1 (Conditions of Effectiveness) are met to the satisfaction of FMO, as confirmed to the Borrower and the Participants (the “Amendment Effective Date”).

1.5.2                     The Parties agree that, as of the Amendment Effective Date:

(a)                                 The Remaining Facility which is outstanding immediately prior to the Amendment Effective Date will remain outstanding in accordance with this Agreement and will be repayable by the Borrower in accordance with Section 3.5 (Repayment) and will bear interest in accordance with Section 3.3. (Interest);

(b)                                 The first Interest Period under this Agreement will be deemed to end on the same date as would have been the case under Original Facility Agreement (and no recalculation of Interest Rate will be required as of the Amendment Effective Date); and

(c)                                  The Borrower will automatically assume all rights, obligations and liabilities of CAGSA under the Original Facility Agreement and the Finance Documents and will have all of the rights and obligations set forth herein, and for the avoidance of doubt, will assume, and be liable for, all obligations and liabilities of CAGSA which have accrued or become due prior to the Amendment Effective Date but have not been discharged by CAGSA.

1.5.3                     The Parties agree that, effective as of the Amendment Effective Date and in consideration of the assumption by the Borrower of the obligations of CAGSA pursuant to Section 1.5.2., CAGSA shall (i) be released from any and all obligations and/or liabilities, (ii) cease to have any and all rights or claims under the Original Facility Agreement, the Finance Documents and/or this Agreement; and (iii) automatically cease to be a party to this Agreement and the other Finance Documents for all purposes.

1.5.4                     The Parties further agree and acknowledge that as of the Amendment Effective Date, CAGSA will not be required to give any consent or sign or execute any request, waiver, consent or amendment under this Agreement or any other Finance Document.

2.                                      PURPOSE

The Borrower shall ensure that any Loan made under the Facility shall be exclusively applied towards pre-financing the origination and export of grains and oilseeds.

3.                                      THE FACILITIES

3.1                               The Facilities

Subject to the terms of this Agreement, FMO hereby makes available to the Borrower a Dollar term pre-export facility in an aggregate amount of one hundred million ($100,000,000):

3.1.1                     a Dollar-denominated pre-export finance term facility in an amount equal to the A Facility Commitment (the “A Facility”); and

3.1.2                     a Dollar-denominated pre-export finance term facility in an amount equal to the B Facility Commitment (the “B Facility”).

The Parties acknowledge that each of the Facilities has been drawn in full under the Original Facility Agreement and no further Utilization of the Facilities may be made and that Section 3.2 (for the avoidance of doubt, excluding Section 3.2.8) and any other provisions relating to the process of making Utilizations are retained for historical purposes only.

3.2                               Procedure for Utilization

3.2.1                     The Borrower may utilize any Facility by delivery to FMO of a duly completed Utilization Request, together with an executed Utilization Receipt, not later than eight (8) Business Days before the proposed Utilization Date.

3.2.2                     Each Utilization Request is irrevocable and will not be regarded as having been duly completed unless:

(a)                                 the proposed Utilization Date is a Business Day within the Availability Period;

(b)                                 the currency and amount of the Utilization comply with sub-Section 3.2.5 and sub-Section 3.2.6 of this Section 3.2; and

(c)                                  FMO has received a .pdf scan of each Utilization Request by email, provided that an original Utilization Request shall have been received by FMO for any Utilization if the account details of the Borrower set forth in such Utilization Request differ from those set forth in Section 8.4.2 (Distributions by FMO).

3.2.3                     Notwithstanding any other provision of this Agreement, FMO shall not be obligated to fund:

(a)                                 any B Facility Utilization, except to the extent that FMO shall have received from Participants, in immediately available funds, funds for such B Facility Utilization in accordance with the relevant Participation Agreements;

(b)                                 any B Facility Utilization, except pro rata from the B Facility;

(c)                                  any A Facility Utilization until the B Loan Outstanding Percentage equals the A Loan Outstanding Percentage; and

(d)                                 any Utilization except pro rata from the A Facility and the B Facility in proportion to the Facility Funding Ratio.

3.2.4                     Only one (1) A Loan and one (1) B Loan may be requested in each Utilization Request.

3.2.5                     The currency specified in a Utilization Request must be Dollars.

3.2.6                     The amount of the proposed Utilization must be an amount which is not more than the relevant Available Facility and which is a minimum of ten million Dollars ($10,000,000) or, if less, equal to the relevant Available Facility.

3.2.7                     The Borrower may deliver Utilization Requests for a maximum of five (5) Utilizations.

3.2.8                     Prior to the Amendment Effective Date, the Borrower shall issue and deliver to FMO Notes substantially in the form of SCHEDULE 10 (Form of Note) in order to evidence the outstanding amount of the Loans (each such pagaré, a “Note”). Each Note shall:

(a)                                 have its signatory authorizations and powers duly certified by a notary public;

(b)                                 be dated the date of the execution thereof;

(c)                                  be in a principal amount equal to the principal amount of the Loans;

(d)                                 bear default interest if applicable at the Default Interest Rate, as specified in Section 3.4 (Default Interest);

(e)                                  be payable on demand (a la vista);

(f)                                   be valid and enforceable, as to its principal amount, to the extent of the relevant Loan made hereunder and outstanding from time to time and, as to interest, to the extent of the interest accrued thereon in accordance with the terms hereof; and

(g)                                  be a non-negotiable instrument (no a la orden).

3.2.9                     The issuance of any of the Notes is not intended to, and shall not, constitute a novation of any of the obligations of the Borrower under this Agreement or any of the other Finance Documents.  Notwithstanding the foregoing, payment on a Note shall reduce the principal amount outstanding of the relevant Loan pro tanto.

3.2.10              The determination by FMO based on its internal records regarding payments made on account of principal amounts at any time outstanding and of interest accrued on the Loans or under the Notes shall be final and conclusive and shall be binding on the Borrower.

3.3                               Interest

3.3.1                     Calculation of Interest

The Interest Rate with respect to each Loan for each Interest Period shall be the percentage rate per annum which is:

(a)                                 for the A Loan, the aggregate of the A Loan Applicable Margin and LIBOR;

and

(b)                                 for the B Loan, the aggregate of the B Loan Applicable Margin and LIBOR.

3.3.2                     Notification of Rates of Interest

FMO shall promptly notify the Borrower in writing of the determination of an Interest Rate under this Agreement.

3.3.3                     Payment of Interest

During each Interest Period, the Loan (or, with respect to the first Interest Period for each Utilization, the amount of such Utilization) shall bear interest at the applicable Interest Rate for that Interest Period.  The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

3.3.4                     Duration of Interest Periods

(a)                                 The first Interest Period for a Loan shall begin at the Utilization Date for such Loan and end on the date falling immediately prior to the next occurring Interest Payment Date.  Thereafter, each subsequent Interest Period shall commence on each Interest Payment Date and end on the date falling immediately prior to the next occurring Interest Payment Date.

(b)                                 An Interest Period for a Loan shall not extend beyond the relevant Termination Date.

3.3.5                     Absence of Quotations

Subject to Section 3.3.6 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 am on the Quotation Day, the applicable LIBOR shall be determined by FMO at its sole discretion on the basis of the quotations of the remaining Reference Banks.

3.3.6                     Market Disruption

(a)                                 If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the applicable rate of Interest for such Loan for that Interest Period shall be the rate per annum, which is the sum of:

(i)                                     the Applicable Margin of such Loan;

(ii)                                  the rate notified to the Borrower by FMO as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to FMO of funding that Loan from whatever source it may reasonably select; and

(iii)                               the Mandatory Cost, if any.

(b)                                 If a Market Disruption Event occurs and FMO or the Borrower so requires, FMO and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing upon a substitute basis for determining the applicable Interest Rate.  If no agreement is reached between FMO and the Borrower at the end of such period, sub-Section (a) of this Section 3.3.6 shall be applicable.

3.3.7                     Break Costs

The Borrower shall, within three (3) Business Days of demand by FMO, pay to FMO the Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

3.4                               Default Interest

Without limiting the remedies available to FMO under any Finance Document or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) on the Default Interest Rate.  Any interest accruing under this Section 3.4 shall be immediately payable by the Borrower on demand by FMO or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

3.5                               Repayment

3.5.1                     Repayment of the A Loan

The Borrower shall repay the A Loan in nine (9) equal installments, which shall be due and payable on each A Loan Repayment Date (with the final installment rounded to ensure the A Loan is repaid in full).

3.5.2                     Repayment of the B Loan

The Borrower shall repay the B Loan in seven (7) equal installments, which shall be due and payable on each B Loan Repayment Date (with the final installment rounded to ensure the B Loan is repaid in full).

3.5.3                     Reborrowing

The Borrower may not reborrow any part of any Facility which is repaid.

3.6                               Prepayment and Cancellation

3.6.1                     Illegality; Material Adverse Change

(a)                                 If it becomes unlawful in any applicable jurisdiction for FMO or any Participant to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan or Participation:

(i)                                     FMO shall promptly notify the Borrower upon becoming aware of that event whereupon, (i) in the case of such an event relating to FMO, the Facilities shall be immediately cancelled or (ii) in the case of such an event relating to a Participant, the Borrower shall prepay in full the amount of the B Loan that FMO advises to correspond to the Participation of that Participant; and

(ii)                                  the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after FMO has notified the Borrower or, if earlier, the date specified by FMO in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

(b)                                 Notwithstanding any other provision of this Agreement, if prior to the first Utilization Date there occurs, in FMO’s reasonable opinion, a materially adverse change in the financial condition of the Borrower or in the condition of either the international financial markets or financial market of the Country such that FMO determines in its reasonable judgment that its extension of the Facilities under the terms and conditions set forth in this Agreement would be inconsistent with the banking practices of prudent, international development finance institutions, then:

(i)                                     FMO shall promptly notify the Borrower upon becoming aware of such change whereupon the Facilities shall be immediately suspended or, at the option of FMO at any time thereafter, cancelled; and

(ii)                                  the Parties shall negotiate in good faith to amend the relevant Finance Documents to mitigate, to FMO’s reasonable satisfaction, the effect of such material adverse change, provided that the Borrower shall, within three (3) Business Days of demand, pay to FMO the amount of all costs and expenses (including legal fees and any travel expenses) incurred by FMO in connection with, and irrespective of the outcome of, such negotiations.

3.6.2                     Change of Control

If Ricardo Alberto Navilli, Adriana Elba Navilli, Aldo Adriano Navilli and Carlos Adriano Navilli, collectively (being currently and collectively the controlling indirect shareholders of the Borrower as of the date hereof), cease to Control the Borrower:

(a)                                 the Borrower shall promptly notify FMO upon becoming aware of that event;

(b)                                 FMO shall not be obliged to fund any future Utilization following the occurrence of that event; and

(c)                                  FMO may, by not less than fourteen (14) Business Days’ notice to the Borrower, cancel all or part of the Facilities and request the Borrower to (and the Borrower shall) repay all or part of the Loans on the last day of the Interest Period for each Loan occurring after FMO has notified the Borrower or, if earlier, the date specified by FMO in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

3.6.3                     Cancellation of Commitment

FMO’s obligations to make any Utilization shall cease at the end of the Availability Period.

3.6.4                     Voluntary Cancellation

(a)                                 Subject to Section 3.6.6 (Restrictions), the Borrower may, if it gives FMO not less than fifteen (15) Business Days’ (or such shorter period as FMO may agree) prior notice, cancel the whole or any part (being a minimum amount of $10,000,000 and an integral multiple of $5,000,000) of any Available Facility.

(b)                                 In the event that the Borrower cancels the whole or any part of any Available Facility in accordance with this Section 3.6.4, it shall, on the date of such cancellation, pay a Cancellation Fee.

3.6.5                     Voluntary Prepayment of Loans

(a)                                 Subject to Section 3.6.6 (Restrictions), the Borrower may, if it gives FMO not less than fifteen (15) Business Days’ (or such shorter period as FMO may agree) prior notice, prepay the whole or any part of the Loan on a

Repayment Date (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $10,000,000).

(b)                                 In the event that the Borrower prepays the whole or any part of a Loan in accordance with this Section 3.6.5, it shall, on the date of such prepayment, pay a Prepayment Fee.

(c)                                  A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero (0)).

3.6.6                     Restrictions

(a)                                 Any notice of cancellation or prepayment given by any Party under this Section 3.6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                 Any cancellation or prepayment pursuant to this Agreement shall be made together with accrued interest on the amount prepaid (in the case of a prepayment) and any outstanding fees or costs, including any Cancellation Fee or Prepayment Fee, and shall be subject to any Break Costs.

(c)                                  The Borrower may not reborrow any part of the Facility which is prepaid pursuant to this Agreement.  No amount of the Facilities cancelled under this Agreement may be subsequently reinstated.

(d)                                 The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Available Facility, except at the times and in the manner expressly provided for in this Agreement.

(e)                                  Any prepayment under this Section 3.6 shall:

(i)                                     first be allocated by FMO pro rata between the A Loan and the B Loan in proportion to their respective principal amounts outstanding; and

(ii)                                  then be applied by FMO to satisfy the respective outstanding installments of principal of the A Loan and the B Loan in inverse chronological order.

3.6.7                     Mandatory Cost

FMO shall charge to the Borrower, in addition to the interest determined under Section 3.3.1 (Calculation of Interest), all Mandatory Costs, if any.

3.7                               Fees

3.7.1                     Commitment Fee

[INTENTIONALLY OMITTED]

3.7.2                     Front-end Fee

[INTENTIONALLY OMITTED]

3.7.3                     Agency Fee

The Borrower shall pay to FMO an annual agency fee equal to $10,000 multiplied by the total number of lenders (being, for the avoidance of doubt, FMO plus the number of Participants), up to a maximum of twenty-five thousand Dollars ($25,000) per annum.  Such agency fee shall be payable on each anniversary of the date of execution of the Original Facility Agreement.

3.7.4                     Monitoring Fee

The Borrower shall pay to FMO an annual monitoring fee equal to fifteen thousand Dollars ($15,000) for the overall monitoring of the Borrower and the Group by FMO.  Such monitoring fee shall be payable on each anniversary of the date of execution of the Original Facility Agreement.

3.7.5                     Waiver Processing Fee

The Borrower shall pay to FMO a waiver processing fee of five thousand Dollars ($5,000) for the processing by FMO of each waiver and/or approval by FMO (if any) of the Borrower’s breach of any term of this Agreement.  Such waiver processing fee shall be in place of, and not in addition to, the waiver processing fee payable by the Borrower pursuant to the Fee Letter.

3.7.6                     Additional Fees; Fee Letter

(a)                                 The Borrower shall pay to FMO any additional fees provided for in the Fee Letter, on the terms and conditions set forth therein, to the extent not previously paid pursuant to the Original Facility Agreement.

(b)                                 To the extent that any of the above fees are also provided for in the Fee Letter, the provisions of this Section 3.7 shall supersede the provisions of the Fee Letter that relate to such fee (except with respect to any portion of any such fee which accrued or became payable prior to the date hereof).

3.8                               Costs and Expenses

3.8.1                     Transaction Expenses

The Borrower shall, within three (3) Business Days of demand, pay FMO the amount of all costs and expenses (including legal fees and expenses and any travel expenses) incurred by FMO in connection with the negotiation, preparation, printing, execution and registration (and any related filing of registration documents) of:

(a)                                 this Agreement, the Security and Account Control Agreement and any other documents referred to in this Agreement, including in Section 5.1; and

(b)                                 any other Finance Documents executed after the date of this Agreement.

3.8.2                     Amendment Costs

If the Borrower requests an amendment, waiver or consent, or an amendment is required pursuant to Section 8.4.8 (Change of Currency), the Borrower shall, within three (3) Business Days of demand, reimburse FMO for the amount of all costs and expenses (including legal fees) incurred by FMO in responding to, evaluating, negotiating or complying with that request or requirement.

3.8.3                     Enforcement Costs

The Borrower shall, within three (3) Business Days of demand, pay to FMO the amount of all costs and expenses (including legal fees and any travel expenses) incurred by FMO in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

3.8.4                     FMO’s Ongoing Costs

The Borrower shall, within three (3) Business Days of demand, pay FMO the amount of all costs and expenses (including legal fees and any travel expenses) incurred by FMO in connection with monitoring the Loans under this Agreement, including any inspection or access permitted under Section 6.1.5 (Access).

3.8.5                     Costs for Environmental and Social Monitoring

The Borrower shall, within five (5) calendar days of demand, pay FMO the amount of all costs and expenses (including consultancy costs and any travel expenses) incurred by FMO in connection with environmental and social monitoring under this Agreement, including any monitoring visits and audits permitted under sub-Section 6.1.13 (Access for Environmental and Social Monitoring).

3.8.6                     Waiver and Amendment Costs

The Borrower shall, within five (5) calendar days of demand, pay to FMO (for its own account or that of any Participant, as applicable) the amount of all costs and expenses incurred by FMO and/or any Participant in connection with any waiver to or amendment of any Finance Document (including, for the avoidance of doubt, any waiver or amendment carried out at the request of FMO or any Participant).

3.9                               Tax Gross-up and Indemnities

3.9.1                     Tax Gross-up

(a)                                 The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Borrower shall promptly, upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify FMO accordingly.

(c)                                  If a Tax Deduction required by law is to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                                  Within fifteen (15) Business Days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making such Tax Deduction or payment shall deliver to FMO evidence reasonably satisfactory to FMO that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

3.9.2                     Tax Indemnity

(a)                                 The Borrower shall (within three (3) Business Days of demand by FMO) pay to FMO an amount equal to the loss, liability or cost which FMO determines will be or has been (directly or indirectly) suffered for or on account of Tax by FMO or a Participant in respect of any Finance Document.

(b)                                 Section 3.9.2(a) above shall not apply:

(i)                                     with respect to any Tax assessed on FMO or, as the case may be, a Participant:

(1)                                 under the law of the jurisdiction in which FMO or such Participant is incorporated or, if different, the jurisdiction (or jurisdictions) in which FMO or such Participant is treated as resident for tax purposes; or

(2)                                 under the law of the jurisdiction in which FMO or such Participant is incorporated in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by FMO or such Participant; or

(ii)                                  to the extent a loss, liability or cost is compensated for by an increased payment under Section 3.9.1 (Tax Gross-up).

(c)                                  If FMO makes or intends to make a claim under Section 3.9.2(a) above, FMO shall promptly notify the Borrower of the event which will give rise to such claim.

3.9.3                     Stamp Taxes; Court Taxes

The Borrower shall pay and, within three (3) Business Days of demand by FMO, indemnify FMO against any cost, loss or liability FMO incurs in relation to:

(a)                                 all stamp duty, registration and other similar Taxes payable in respect of any Finance Document;

(b)                                 all court Taxes and other similar Taxes or court fees payable in connection with:

(i)                                     any suit, action or proceeding related to any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document; and

(ii)                                  the enforcement of any judgment rendered in connection with any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document.

3.9.4                     VAT

(a)                                 All consideration expressed to be payable under a Finance Document by the Borrower to FMO shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by FMO to the Borrower in connection with a Finance Document, the Borrower shall pay to FMO (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                                 Where a Finance Document requires the Borrower to reimburse FMO for any costs or expenses, the Borrower shall also at the same time pay and indemnify FMO against all VAT incurred by FMO in respect of the costs or expenses to the extent that FMO reasonably determines that it is not entitled to credit or repayment of the VAT.

3.10                        Increased Costs

3.10.1              Increased Costs

Subject to Section 3.10.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by FMO, pay to FMO the amount of any Increased Costs incurred by FMO or any Participant as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

3.10.2              Increased Cost Claims

If FMO intends to make a claim pursuant to Section 3.10.1 (Increased Costs), FMO shall promptly notify the Borrower.

3.10.3              Exceptions

Section 3.10.1 (Increased Costs) does not apply to the extent that any Increased Cost is:

(a)                                 attributable to a Tax Deduction required by law to be made by the Borrower;

(b)                                 compensated for by Section 3.9.2 (Tax Indemnity); or

(c)                                  compensated for by the payment of the Mandatory Cost.

3.11                        Currency Indemnity

3.11.1              If any sum due from the Borrower under any Finance Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)                                 making or filing a claim or proof against the Borrower; and/or

(b)                                 obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within three (3) Business Days of demand by FMO, indemnify FMO against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to FMO at the time of its receipt of that Sum.

3.11.2              The Borrower waives any right it may have in any jurisdiction to pay any amount under any Finance Document in a currency or currency unit other than that in which it is expressed to be payable.

3.12                        Other Indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify FMO against any cost, loss or liability incurred by FMO or any of the Participants as a result of:

3.12.1              the occurrence of any Event of Default;

3.12.2              a failure by the Borrower to pay any amount due under any Finance Document on its due date;

3.12.3              funding, or making arrangements to fund, its Participation in a Loan requested by the Borrower in a Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by FMO or that Participant); or

3.12.4              a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

4.                                      REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties

The Borrower makes the representations and warranties set out in this Section 4.1 to FMO on the Amendment Effective Date.

4.1.1                     Status

(a)                                 It is a sociedad anónima, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                                 It and each of its Subsidiaries has the power to own its respective assets and carry on its respective business as presently being conducted.

4.1.2                     Binding Obligations

The obligations expressed to be assumed by it in each Finance Document constitute legal, valid, binding and enforceable obligations of the Borrower,

except as enforceability thereof may be limited by the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

4.1.3                     Non-conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                 any law or regulation applicable to it, including, for the avoidance of doubt, the Relevant Pre-Export Regulations;

(b)                                 its or any of its Subsidiaries’ Constitutive Documents; or

(c)                                  any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

4.1.4                     Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

4.1.5                     Validity and Admissibility in Evidence

All Authorizations required or desirable:

(a)                                 to enable it to lawfully enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party, and

(b)                                 to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

4.1.6                     Governing Law and Enforcement

(a)                                 Assuming it is a legal, valid and binding choice of law under New York law, the choice of New York law as the governing law of each Finance Document which is expressed to be governed by New York, will be recognized and enforced in each Relevant Jurisdiction.

(b)                                 Subject to the Qualifications, any judgment obtained in New York in relation to a Finance Document which is expressed to be governed by New York law will be recognized and enforced in each Relevant Jurisdiction.

4.1.7                     Prohibited Payments

Neither it nor any member of the Group, nor any of its Affiliates (or Affiliates of any member of the Group) nor any person acting on its behalf, has made, with respect to any transaction contemplated by this Agreement or any other Finance Document, any Prohibited Payment.

4.1.8                     Tax Deduction

It is not required to make any Tax Deduction from any payment it may make under any Finance Document.

4.1.9                     No Filing or Stamp Taxes

Under the law of its jurisdiction of incorporation, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

4.1.10              No Default

(a)                                 No Default has occurred and is continuing or might reasonably be expected to result from the making of any Utilization.

(b)                                 No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any member of the Group or any of its Subsidiaries or to which its or any Group member’s (or any of its Subsidiaries’) assets are subject, which might have a Material Adverse Effect.

4.1.11              Financial Statements

(a)                                 The Borrower Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)                                 The Borrower Financial Statements fairly represent the Borrower’s financial condition and operations during the relevant financial year.

(c)                                  There has been no material adverse change in the business or financial condition of the Borrower since November 30, 2014.

4.1.12              No Misleading Information

All written information supplied by any member of the Group was true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

4.1.13              Ranking of Claims

No unsecured or subordinated creditor of the Borrower shall have a higher-ranking priority claim against the Borrower, except for any such creditor whose claims are mandatorily preferred by any applicable law applying to companies generally.

4.1.14              No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency or governmental, regulatory or other investigations, proceedings or disputes which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

4.1.15              Taxation

(a)                                 It and each member of the Group has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

(i)                                     payment is being contested in good faith;

(ii)                                  it and each member of the Group has maintained adequate reserves for those Taxes in accordance with the Accounting Principles; and

(iii)                               payment can be lawfully withheld.

(b)                                 It and each member of the Group is not materially overdue in the filing of any Tax returns.

(c)                                  No claims are being or are reasonably likely to be asserted against it or any member of the Group with respect to Taxes.

4.1.16              No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

4.1.17              No Liens

It and each member of the Group has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorizations to use, the assets necessary to carry on its business as presently conducted, and all such assets are free and clear of any Liens other than Permitted Liens.

4.1.18              Legal and Beneficial Ownership

It is the absolute legal and beneficial owner of its assets subject to the Security.

4.1.19              Compliance with Laws and Absence of Objectionable Practices

(a)                                 It and each member of the Group has not violated nor breached any law or regulation to which it may be subject (including, but not limited to, Environmental Law and Social Law), which has resulted in, or could reasonably be expected to have, a Material Adverse Effect, including, for the avoidance of doubt, the Relevant Pre-Export Regulations.

(b)                                 It, nor any person acting on its behalf, nor any member of the Group or of the Subsidiaries of the Borrower, has committed or is engaged in any Objectionable Practice.

4.1.20              No ERISA Plans

Neither it nor any Affiliate maintains, sponsors, has had any liability under, or contributes to, nor has at any time in the past maintained, sponsored, had any liability under or contributed to, any employee benefit plan, program, agreement or arrangement (an “ERISA Plan”) that is subject to ERISA or the Code, to the extent applicable.

4.1.21              Compliance with Environmental and Social Requirements

The Borrower represents that it and all other members of the Group comply with the Environmental and Social Requirements, except for those action items addressed in the Environmental and Social Action Plan with a deadline beyond the representation date.

4.1.22              Environmental and Social Claims

No Environmental and Social Claim has been commenced or (to the best of its knowledge and belief) is threatened against it or any member of the Group.

4.1.23              Ranking

The Security has or will have first ranking priority, and the assets subject to the Security are not subject to any Liens (other than the Security).

4.1.24              Security

The Security Documents create each of the Liens which are expressed to be created by the Security Documents and evidence each of the Liens which they are expressed to evidence.

4.1.25              Relevant Pre-Export Regulations

The Facilities qualify as pre-export financings in accordance with the Relevant Pre-Export Regulations.

4.1.26              FATCA

It is not a FATCA FII or a US Tax Obligor.

4.2                               Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the first day of each Interest Period.

4.3                               FMO Reliance

The Borrower acknowledges that it makes the representations and warranties in Section 4.1 (Representations and Warranties) with the intention of inducing FMO to enter into this Agreement (and the Participants to enter the Participation Agreements and consent to the amendments made to the Original Facility Agreement pursuant to this Agreement) and that FMO enters into this Agreement (and the Participants entered into the Participation Agreements and consented to such amendments) on the basis of, and in full reliance on, each of such representations and warranties.

4.4                               Rights and Remedies Not Limited

FMO’s rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Borrower are not prejudiced:

4.4.1                     by any investigation by or on behalf of FMO into the affairs of the Borrower or any member of the Group;

4.4.2                     by the execution or performance of this Agreement or any other Finance Document; or

4.4.3                     by any other act or thing (other than a waiver which expressly refers to the relevant provision) which may be done by or on behalf of FMO in connection with this Agreement or any other Finance Document and which might, apart from this sub-Section 4.4.3 of Section 4.4 (Rights and Remedies Not Limited), prejudice such rights or remedies.

5.                                      CONDITIONS OF EFECTIVENESS OF THE AGREEMENT

5.1                               Conditions of Effectiveness

It is acknowledged by the Parties that the effectiveness of the amendment and restatement of the Original Facility Agreement by means of this Agreement shall be subject to the Borrower’s satisfaction of the following conditions, in form and substance acceptable to FMO:

5.1.1                     Finance Documents

(a)                                 Each Finance Document and each Designated Sales Contract which has been assigned to FMO pursuant to the Security and Account Control Agreement shall have been entered into by all parties to it and have become (or, as the case may be, remained) unconditional, fully effective, valid and legally binding in accordance with its respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements).

(b)                                 FMO shall have received an original copy of each executed Finance Document and a copy of each Designated Sales Contract which has been assigned to FMO pursuant to the Security and Account Control Agreement, and such copy of any Finance Document to which it is not a party shall be certified by an Authorized Representative of the Borrower to be accurate and complete copies of the executed originals thereof.

5.1.2                     Constitutive Documents

(a)                                 FMO shall have received a copy of the Constitutive Documents of the Borrower.

(b)                                 The Borrower shall have certified to FMO that no amendment has been made to any of the Constitutive Documents referred to in sub-section (a) from the version provided to FMO, or if any such amendment was made, FMO shall have received a copy of such amended Constitutive Documents determined in its reasonable judgment that it is not inconsistent with the provisions of any Finance Document and does not have or may not reasonably be expected to have a Material Adverse Effect.

5.1.3                     Security

(a)                                 FMO shall have received evidence that each of the Security Documents which is required to be filed, recorded, stamped, notarized (protocolizado) and/or registered in order to perfect the Security thereunder has been duly filed, recorded, stamped and/or registered, as applicable.

(b)                                 The Security shall have been duly created and perfected as first ranking security interests in favor of FMO, in all assets and rights subject to the Security Documents.

(c)                                  FMO has received evidence satisfactory to it that the Borrower has assigned Designated Sales Contracts with an Aggregate Collateral Value such that the Borrower shall be in compliance with the requirements of

Section 4.3 (Required Coverage Amounts) of the Security and Account Control Agreement.

5.1.4                     Authorizations

(a)                                 No material Authorizations shall be needed by the Borrower to conduct its business and comply with its obligations under this Agreement and each of the Finance Documents to which it is a party (other than, with respect to the conduct of its business, Authorizations that are of a routine nature and are obtained in the ordinary course of business).

(b)                                 The Borrower shall have complied with all requirements set forth in Communication ‘A’ 3602 and all other applicable regulations by the Central Bank, and shall provide, to the extent requested by FMO, copies of all relevant filings in connection therewith.

(c)                                  FMO shall have received a certified copy of a resolution of the board of directors of the Borrower approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf.

5.1.5                     Legal Opinions

FMO shall have received the following legal opinions:

(a)                                 a legal opinion of FGM Abogados, counsel to FMO in the Country;

(b)                                 a legal opinion of Clifford Chance US LLP, counsel to FMO in New York; and

(c)                                  a legal opinion of Graham Thompson & Co., counsel to FMO in the Bahamas.

5.1.6                     Place of Execution

FMO shall have received evidence that this Agreement was executed and delivered in the province of Buenos Aires.

5.1.7                     Certificates

FMO shall have received:

(a)                                 a Certificate of Incumbency and Authority from the Borrower; and

(b)                                 a certificate of the Borrower (signed by a director) in a form agreed with FMO confirming (i) that drawing the Facility would not cause any borrowing, or similar limit binding on the Borrower, to be exceeded; (ii) such drawing is in compliance with the Relevant Pre-Export Regulations and (iii) other matters relating to the satisfaction of the conditions set forth in this Section 5.1.

5.1.8                     Auditors’ Letter

FMO shall have received a copy of the authorization to the Auditors substantially in the form of SCHEDULE 6 (Form of Auditors’ Letter).

5.1.9                     Process Agent

FMO shall have received either (i) evidence, substantially in the form of SCHEDULE 9 (Form of Process Agent Letter) or in any other form satisfactory to FMO, that any process agent to be appointed by such party pursuant to any Finance Document has accepted its appointment until the last Repayment Date or (ii) confirmation from any process agent appointed in relation to the Borrower pursuant to the Original Facility Agreement (in its capacity as guarantor) that such original appointment extends to the Borrower (in its capacity as borrower) under this Agreement; and any fees relating to its appointment until the last Repayment Date have been paid or shall be paid by the first Utilization Date.

5.1.10              No Default

No Default shall have occurred and be continuing.

5.1.11              Representations and Warranties

The representations and warranties made by the Borrower in Section 4.1 (Representations and Warranties) shall be true and correct in all material respects.

5.1.12              Participant Consents

FMO has received satisfactory written consents from each of the Participants in relation to the execution of this Agreement and the Security Account and Control Agreement and the transactions contemplated hereby and thereby.

5.1.13              Pagarés

FMO shall have received from the Borrower Notes for each of the Loans in accordance with sub-Section 3.2.8 of Section 3.2 (Procedure for Utilization).

5.2                               Conditions for FMO Benefit

The conditions in this Section 5 are for the benefit of FMO and may be waived only by FMO in its sole discretion.

6.                                      COVENANTS

The undertakings in this Section 6 remain in force from the date of this Agreement for so long as any amount is outstanding under any Finance Document.

6.1                               Affirmative Covenants

The Borrower shall (and, where applicable, shall ensure that each member of the Group shall comply with the following covenants other than Sections 6.1.1, 6.1.2, 6.1.6, 6.1.7, 6.1.13, 6.1.15 and 6.1.16):

6.1.1                     Financial Covenants

Comply with the following financial covenants (the “Required Financial Covenants”) at all times:

(a)                                 on 30 November of each year, a Solvency Ratio: greater than 20 percent (20%);

(b)                                 on 31 May of each year, a Solvency Ratio: greater than 15 percent (15%);

(c)                                  on 31 May and 30 November of each year, a Current Ratio: not less than 1.1;

(d)                                 on 30 November of each year, a Net Debt to EBITDA Ratio in respect of the twelve (12)-month period ending on such date: not more than 3.0; and

(e)                                  on 31 May and 30 November of each year, an Interest Coverage Ratio in respect of the twelve (12)-month period ending on such date: not less than 2.5.

6.1.2                     Authorizations

(a)                                 Promptly obtain, comply with and do all that is necessary to maintain in full force and effect, and supply certified copies to FMO of, any Authorization required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents (other than the Designated Sales Contracts) and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

6.1.3                     Compliance with Laws

Comply in all material respects with all laws to which it may be subject.

6.1.4                     Taxation

Duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties, except to the extent that:

(a)                                 payment is being contested in good faith;

(b)                                 adequate reserves are being maintained for those Taxes in accordance with the Accounting Principles; and

(c)                                  such payment can be lawfully withheld.

6.1.5                     Access

(a)                                 The Borrower shall, and the Borrower shall ensure that the relevant companies shall, permit FMO and/or accountants or other professional advisers and contractors of FMO free access at all reasonable times and on reasonable notice at the cost of the Borrower to:

(i)                                     inspect and take copies and extracts from the books, accounts and records of the Borrower and of each of its Subsidiaries and of each other member of the Group;

(ii)                                  view the premises of the Borrower and of each of its Subsidiaries and of each other member of the Group;

(iii)                               meet and discuss matters with senior management employees of the Borrower and each of its Subsidiaries and each other member of the Group; and

(iv)                              carry out all other inspections and acts permitted by applicable laws.

(b)                                 The Borrower shall, and the Borrower shall ensure that the relevant companies shall, permit the Independent External Panel and the accountants or other professional advisers and contractors of the Independent External Panel unfettered access at all reasonable times and on reasonable notice to:

(i)                                     inspect and take copies and extracts from the books, accounts and records of the Borrower and of each of its Subsidiaries and of each other member of the Group;

(ii)                                  view the premises of the Borrower and of each of its Subsidiaries and of each other member of the Group;

(iii)                               meet and discuss matters with senior management employees of the Borrower and each of its Subsidiaries and each other member of the Group; and

(iv)                              carry out all other inspections and acts permitted by applicable laws,

provided that all of the foregoing shall be for the purpose of carrying out the Independent External Panel’s Role.

6.1.6                     Security

(a)                                 Ensure that all Security is fully created and perfected in accordance with any applicable laws and regulations and in accordance with the requirements of the Security and Account Control Agreement and that each Security Document has been duly executed.

(b)                                 From time to time, assign and pledge further Eligible Export Contracts in accordance with the requirements of the Security and Account Control Agreement.

6.1.7                     Ranking

Ensure that the Security created or expressed to be created or evidenced by the Security Documents has or will have first ranking priority and that such Security is not subject to any prior ranking or pari passu ranking Lien.

6.1.8                     Change of Business

Procure that no substantial change is made to the general nature of the business of the Borrower or any of its respective Subsidiaries from that carried on at the date of this Agreement.

6.1.9                     Compliance with Environmental Law and Social Law

Comply and procure that each member of the Group shall comply in all material respects with all Environmental Law and Social Law and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.  Furthermore, the Borrower will use its best efforts to act in accordance with the Core Labour Standards and the Basic Terms and Conditions of Employment, insofar as these exceed Social Law.

6.1.10              Compliance with Environmental and Social Requirements

Comply and procure that each member of the Group shall: (i) comply with the Environmental and Social Requirements; and (ii) take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

6.1.11              Environmental and Social Action Plan

The Borrower shall, satisfactory to FMO, implement all actions as provided in the Environmental and Social Action Plan within the time frames mentioned.  The Borrower will provide FMO with the relevant deliverables/compliance indicators evidence directly upon the completion of such action items.

6.1.12              Environmental and Social Management System

(a)                                 The Borrower undertakes to ensure that it and each other member of the Group will diligently design, construct, operate, maintain and monitor all of its plants, sites and equipment in a safe, efficient and businesslike manner.

(b)                                 The Borrower shall implement, maintain and continuously improve an adequate Environmental and Social Management System.

(c)                                  The Borrower shall maintain a senior officer of the Borrower with management responsibility who will, among other things, ensure proper operation and maintenance of the Environmental and Social Management System.

(d)                                 The Borrower shall, after obtaining certification in the Environmental and Social Action Plan, maintain certification for the respective parts of the Environmental and Social Management System to the following standards:

(i)                                     ISO 14001 based on IFC Performance Standards for the management of environmental matters; and

(ii)                                  OHSAS 18001 for the management of occupational, health and safety matters.

6.1.13              Access for environmental and social monitoring

Permit and procure that each member of the Group shall permit employees or other mandated representatives of FMO and FMO’s Environmental and Social Advisor free access at all reasonable times and on reasonable notice to carry out environmental and/or social monitoring and verification visits by (a) viewing the premises of each member of the Group and (b) meeting and discussing matters with senior management and employees of each member of the Group. Such monitoring and verification visits will take place with a maximum of two (2) visits per year.  The Borrower shall assist on a best-effort basis in getting permission to visit plants and Associated Facilities of its clients and providers.

6.1.14              Appointment of Environmental and Social Advisor

The Borrower shall appoint and retain an FMO Environmental and Social Advisor as approved by FMO in advance and on terms and conditions (including quality and scope of work) satisfactory to FMO.

6.1.15              Pari Passu

Ensure that at all times that its obligations under the Finance Documents other than the Designated Sales Contracts rank at least pari passu in all respects with all of its other present and future unsecured and unsubordinated obligations, save those obligations mandatorily preferred by law which apply to companies generally.

6.1.16              Use of Proceeds

With respect to the Borrower only, use (a) the proceeds of the Utilizations and (b) repayments received in respect of export financings funded with the proceeds (or portions thereof) of the Utilizations, solely for the purpose specified in Section 2 (Purpose) and for no other purpose.

6.1.17              FATCA

Ensure that it shall not become a FATCA FII or a US Tax Obligor.

6.2                               Negative Covenants

The Borrower shall not and, where applicable, shall ensure that each member of the Group shall comply with the following covenants:

6.2.1                     Negative Pledge

Without the prior written consent of FMO, create or permit to exist any Lien on any of its property, shares, revenues or other assets, present or future other than Permitted Liens.

6.2.2                     Disposals

(a)                                 Without the prior written consent of FMO, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)                                 Sub-Section 6.2.2(a) above does not apply to any sale, lease, transfer or other disposal:

(i)                                     made in the ordinary course of trading of the disposing entity;

(ii)                                  of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)                               or any sale, lease, transfer or other disposal of assets other than those permitted under subsections (i) and (ii) to the extent that such assets do not exceed twenty per cent (20%) of the Borrower’s net equity at the time of such sale, lease, transfer or other disposal.

6.2.3                     Acquisitions

Without the prior written consent of FMO, acquire any company, business, assets or undertaking, except for any acquisitions related to the Borrower’s core business.

6.2.4                     Joint Ventures

(a)                                 Without the prior written consent of FMO, acquire or agree to acquire any shares, stocks, securities or other interest in any Joint Venture.

(b)                                 Without the prior written consent of FMO, transfer any assets or lend to or guarantee or indemnify or give security for, or agree to transfer, lend, guarantee, indemnify or give security for the obligations of a Joint Venture.

6.2.5                     Dividends

Without the prior written consent of FMO, pay, make or declare any dividend or other distribution in respect of any of its financial years until the aggregate amount available for distribution to its shareholders in respect of that financial year has been determined and then only in an amount not exceeding one hundred percent (100%) of the aggregate amount available for distribution; provided that no such dividend or other distribution may be so paid, made or declared if:

(a)                                 a Default has occurred or would occur as the result of paying, making or declaring such dividend or distribution; or

(b)                                 in the case of the Borrower only, its Solvency Ratio as of the immediately preceding 30 November was less than twenty percent (20%).

6.2.6                     Merger

Without the prior written consent of FMO, enter into any amalgamation, demerger, merger or corporate reconstruction, except for any amalgamation or, merger which involves another entity whose business is related to the Borrower’s core business and in respect of which the Borrower is the surviving entity.

6.2.7                     Arm’s length basis

Without the prior written consent of FMO, enter into any transaction with any person or enter into or continue business relations with any shareholder, employee, Affiliate, Holding Company and/or Subsidiary except on proper commercial terms negotiated at arm’s length and the Borrower’s (and, if applicable, such Affiliate’s, Holding Company’s or Subsidiary’s) Constitutive Documents.

6.2.8                     Auditors

Appoint any company, firm or individual other than a Big Four Accounting Firm to replace the Auditors without the prior written consent of FMO.

6.2.9                     ERISA

Establish, maintain, contribute to or become obligated to contribute to any ERISA Plan.

6.2.10              Financial Indebtedness

Without the prior written consent of FMO, incur any Financial Indebtedness other than:

(a)                                 pursuant to the Finance Documents; or

(b)                                 Financial Indebtedness incurred for the working capital or capital expenditure needs of the Borrower and its Subsidiaries.

6.2.11              Excluded Activities

Perform (and shall ensure that no other member of the Group, the Holding Company or companies owned by the controlling indirect shareholders of the Borrower shall perform) any of the excluded activities as listed in ANNEX C (Excluded Activities).

6.2.12              Objectionable Practices

Engage in (or authorize or permit any Affiliate or any other person acting on its behalf and/or on behalf of any member of the Group or any Subsidiary thereof to engage in) any Objectionable Practice.

6.2.13              Abandonment

Voluntarily cease or abandon or agree to abandon any of its present business or operations without the prior written consent of FMO.

6.2.14              Derivatives

Enter into any derivative transaction or assume the obligations of any party to any derivative transaction, other than non-speculative transactions in the ordinary course of business, without the prior written consent of FMO.

6.2.15              Profit Sharing

Enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby any of its income or profits are, or might be, shared with any other person without the prior written consent of FMO.

6.2.16              Management

Enter into any management contract or similar arrangement whereby its businesses or operations are managed by any other person without the prior written consent of FMO.

6.2.17              Subsidiaries

Form or have any Subsidiary or branch, other than the Subsidiaries and branches already in existence on the date of this Agreement or Subsidiaries related to the Borrower’s core business, without the prior written consent of FMO.

6.2.18              Constitutional Documents

Change its constitutional documents in any manner which would be inconsistent with the provisions of any Finance Document, without the prior written consent of FMO.

6.2.19              Financial Year

Change its financial year without the prior written consent of FMO (such consent not to be unreasonably withheld).

6.3                               Informational Covenants

The Borrower shall:

6.3.1                     Financial Statements

Supply to FMO:

(a)                                 as soon as the same become available, but in any event within one hundred twenty (120) days after the end of each of its financial years, its audited financial statements for that financial year prepared in accordance with the Accounting Principles and certified by a managing director or the CFO of the Borrower;

(b)                                 as soon as the same become available, but in any event within sixty (60) days after the end of each Financial Quarter, (i) its unaudited financial statements for that period for that financial year and (ii) to the extent such Financial Quarter ends on the first Semi-Annual Date of a calendar year, its unaudited financial statements for the then-ended Semi-Annual Period, in each case prepared in accordance with the Accounting Principles and certified by a managing director or the CFO of the Borrower;

(c)                                  as promptly as possible, but in any event within sixty (60) days after the end of each financial year, (i) a comparison between the Business Plan for such year and the actual figures for such year and (ii) a Business Plan for the financial year immediately following such financial year; and

(d)                                 as soon as the same becomes available, but in any event no later than the time of delivery of the audited financial statements delivered pursuant to Section 6.3.1(a) (Financial Statements), a financial presentation detailing market dynamics affecting the company and the company’s operational results (including the number of clients and the volume of grains originated) and financial results.

6.3.2                     Compliance Certificate

Supply to FMO, with each set of financial statements delivered pursuant to Sections 6.3.1(a) and 6.3.1(b)(ii) (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Section 6.1.1 (Financial Covenants) as at the date as at which those financial statements were drawn up.  Each Compliance Certificate shall be signed by two (2) managing directors (of whom one shall be the CFO) of the Borrower and shall be reported on by the Auditors in a form agreed between Borrower and FMO.

6.3.3                     Requirements as to Financial Statements

(a)                                 Ensure that each set of financial statements delivered by the Borrower pursuant to Section 6.3.1 (Financial Statements) is certified by a director of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)                                 Procure that each set of its financial statements delivered pursuant to Section 6.3.1 (Financial Statements) is prepared using the Accounting Principles and the accounting practices and financial reference periods consistent with those applied in the preparation of the Borrower Financial Statements (to the extent not contrary to the Accounting Principles then in effect) unless, in relation to any set of financial statements, it notifies FMO that there has been a change in the Accounting Principles, or the accounting practices or reference periods and its Auditors deliver to FMO:

(i)                                     a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Borrower Financial Statements were prepared; and

(ii)                                  sufficient information, in form and substance as may be reasonably required by FMO, to enable FMO to determine whether Section 6.1.1 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements;

provided that any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Borrower Financial Statements were prepared (to the extent not contrary to the Accounting Principles then in effect).

6.3.4                     Miscellaneous

Supply to FMO:

(a)                                 all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)                                 promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower or any other member of the Group and which might, if adversely determined, have a Material Adverse Effect;

(c)                                  promptly, such further information regarding its financial condition, business and operations of any member of the Group as FMO may reasonably request;

(d)                                 annually, at the same time as the Borrower is required to supply its financial statements as per Section 6.3.1(a) (Financial Statements) of this Agreement, such further information as FMO may reasonably request on the development impact of the activity (co-)financed by FMO in order for FMO to report thereon on its website (www.fmo.nl) on aggregate basis, including, to the extent applicable, any development impact reporting as referenced in SCHEDULE 7 (Development Impact Reporting Requirements) of this Agreement;

(e)                                  quarterly, at the same time as the Borrower is required to supply its financial statements as per Section 6.3.1(b) (Financial Statements) of this Agreement, a report on available debt facilities, substantially in the form of SCHEDULE 8 (Form of Quarterly Debt Facilities Report), provided that the Borrower shall also supply any further information in relation to its available debt facilities in whichever form and at whatever time as FMO may request at its sole discretion;

(f)                                   as soon as possible after the date of this Agreement, its assigned Clave Única de Identificación Tributaria (CUIT) number and any other details in respect thereof; and

(g)                                  promptly when an Objectionable Practice has occurred and promptly upon the Borrower or FMO becoming aware or having the reasonable suspicion that an Objectionable Practice has occurred or may occur, accurate and complete information with respect to such Objectionable Practice and any additional information in relation thereto in whichever form as FMO may request at its sole discretion.

6.3.5                     Notification of Default

(a)                                 Notify FMO of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                                 Promptly upon a request by FMO, the Borrower shall supply to FMO a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it.

6.3.6                     Additional KYC or Objectionable Practices Required Documents

If FMO or any New Lender is obliged to comply with “know your customer” procedures or any other obligation to avoid an Objectionable Practice, the Borrower shall supply such documentation as is reasonably requested.

6.3.7                     Periodic environmental and social monitoring reporting

(a)                                 The Borrower shall deliver to FMO an Environmental and Social Monitoring Report.  This report shall, at the choice of FMO, be prepared by FMO’s Environmental and Social Advisor on behalf of the Borrower, at the cost of the Borrower.  This report shall be delivered as soon as it is available, but in any event no later than the date it has to deliver its audited annual financial statements in accordance with paragraph (a) of Section 6.3.1 (Financial Statements).

(b)                                 The Borrower shall as soon as it is available, but in any event no later than the deadline set forth in SCHEDULE 11 (Environmental and Social Action Plan), prepare and make publicly available the Public Environmental and Social Report.

6.3.8                     Notification of Incidents

The Borrower shall promptly, but in any event within three (3) days after the occurrence of any of the events set out in this Section 6.3.8, supply to FMO:

(a)                                 details of any incident of an environmental nature (including, without limitation, any explosion, spill or workplace accident which results in death, serious or multiple injuries or material environmental contamination) or any incident of a social nature (including, without limitation, any violent labor, unrest or dispute with local communities), occurring on or nearby any site, plant, equipment or facility of any member of the Group which has or is reasonably likely to have a Material Adverse Effect or which has a material negative impact on the environment, the health, safety and security situation, or the social and cultural context, together with, in each case, a specification of the nature of the incident and the on-site and off-site effects of such events; and

(b)                                 details of any action the Borrower proposes to take in order to remedy the effects of the events referred to in Section 6.3.8(a) above, and shall keep FMO informed about any progress in respect of such remedial action.

6.3.9                     Environmental and Social Claim

The Borrower shall inform FMO in writing as soon as reasonably practicable upon becoming aware of the same of (i) any Environmental and Social Claim being commenced against it or any member of the Group and (ii) any facts or circumstances which will or are reasonably likely to result in any Environmental and Social Claim being commenced or threatened against it or any member of the Group.

6.3.10              Contingent Obligations

On the last day of each of its financial years and each of its financial half-years, supply to FMO a statement setting out in reasonable detail the amount of all contingent liabilities of the Borrower in respect of the obligations of other persons as of such day.

6.4                               Insurance

The Borrower shall (and shall ensure that each member of the Group shall) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business and any other insurances as may be required by law.

7.                                      EVENTS OF DEFAULT

7.1                               Events of Default

Each of the events or circumstances set out in this Section 7.1 is an Event of Default.

7.1.1                     Non-Payment

The Borrower does not pay on the due date any amount payable pursuant to any Finance Document at the place at and in the currency in which it is expressed to be payable.

7.1.2                     Financial Covenants

Any requirement of Section 6.1.1 (Financial Covenants) is not satisfied.

7.1.3                     Other Obligations

The Borrower fails to comply with any of its obligations under any Finance Document (other than the obligations referred to in Section 7.1.1 (Non-Payment), Section 7.1.2 (Financial Covenants) and Section 7.1.14 (Transaction Security) and such failure, being capable of remedy, is not remedied within thirty (30) days from the date on which such party became aware, or should have become aware, of such failure.

7.1.4                     Misrepresentation

Any representation, warranty, certification or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

7.1.5                     Cross Default and Cross Acceleration

(a)                                 Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)                                 Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                  Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)                                 Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

7.1.6                     Involuntary Bankruptcy

(a)                                 A decree or order by a court is entered against the Borrower:

(i)                                     adjudging the Borrower bankrupt or insolvent;

(ii)                                  approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower under any applicable law;

(iii)                               appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property or other assets; or

(iv)                              ordering the winding up or liquidation of its affairs.

(b)                                 Any petition is filed seeking any of the actions set forth in sub-Sections 7.1.6(a)(i) to (iv) and is not dismissed within thirty (30) days if such petition is being contested in good faith by appropriate proceedings during such period.

7.1.7                     Voluntary Bankruptcy

The Borrower:

(a)                                 requests a moratorium or suspension of payment of debts from any court;

(b)                                 institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(c)                                  consents to the institution of bankruptcy or insolvency proceedings against it;

(d)                                 files a petition or answer or consent seeking reorganization or relief under any applicable law, or consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) in respect of the Borrower or of any substantial part of its respective property;

(e)                                  makes a general assignment for the benefit of creditors; or

(f)                                   admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent.

7.1.8                     Creditors’ Process

Any attachment, sequestration, distress or execution of a judgment affects any assets of the Borrower, and the same is not discharged, vacated or otherwise undone within fifteen (15) days.

7.1.9                     Analogous Events

Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 7.1.6 (Involuntary Bankruptcy), Section 7.1.7 (Voluntary Bankruptcy) or Section 7.1.8 (Creditors’ Process), and such event is not discharged or dismissed within the applicable cure periods set forth in each of such provisions.

7.1.10              Revocation; Unlawfulness; Repudiation

Any Finance Document or any of its provisions:

(a)                                 is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of FMO;

(b)                                 becomes unlawful or is declared void, or it is or becomes unlawful for the Borrower to perform any of its obligations under any Finance Document; or

(c)                                  is repudiated or its validity or enforceability is challenged by any person and any such repudiation or challenge is not withdrawn within thirty (30) days of the notice of FMO to the Borrower requiring such withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective.

7.1.11              Governmental Intervention

By or under the authority of any government:

(a)                                 the management of any member of the Borrower is wholly or partially displaced or the authority of the Borrower in the conduct of its business is wholly or partially curtailed; or

(b)                                 any of the issued shares of the Borrower or the whole or any part of its revenues or assets is seized, nationalized, expropriated or compulsorily acquired.

7.1.12              Convertibility/Transferability

Any foreign exchange law is amended, enacted or introduced or is reasonably likely to be amended, enacted or introduced in the Country or any change is made to the Relevant Pre-Export Regulations that (in the opinion of FMO):

(a)                                 has or is reasonably likely to have the effect of prohibiting, or restricting or delaying in any material respect, any payment that the Borrower is required to make pursuant to the terms of any Finance Document; or

(b)                                 is materially prejudicial to the interests of FMO under or in connection with any Finance Document.

7.1.13              Material Adverse Effect

Any event or circumstance occurs which, in the opinion of FMO, could reasonably be expected to have a Material Adverse Effect.

7.1.14              Transaction Security

(a)                                 The Borrower fails to perform or comply with any of the obligations assumed by it in the Security Documents.

(b)                                 At any time that any of the Security is or becomes unlawful or is not, or ceases to be, legal, valid, binding or enforceable or otherwise ceases to be effective.

(c)                                  At any time that any of the Security fails to have first ranking priority or is subject to any prior ranking or pari passu ranking Lien.

7.2                               Environmental Provisions

7.2.1                     Environmental and Social Monitoring

No Event of Default under Section 7.1.3 (Other Obligations) will occur if, in case of a failure to comply with Section 6.3.7 (Periodic environmental and social monitoring reporting), the Borrower and FMO agree within twenty (20) days of FMO giving notice to the Borrower or the Borrower or the relevant member of the Group becoming aware of the failure to comply on measures to obtain a satisfactory Environmental and Social Monitoring Report.  This report can, at the choice of FMO, be issued by an external social and environmental advisor or FMO’s internal social and environmental department.  In any event the Borrower shall reimburse FMO for all costs incurred in connection with this Section.

7.2.2                     Environmental and Social Requirements; Environmental and Social Action Plan

No Event of Default under Section 7.1.3 (Other Obligations) will occur if, in case of a failure to comply with Section 6.1.10 (Compliance with Environmental and Social Requirements) and/or Section 6.1.11 (Environmental and Social Action Plan), the Borrower and FMO will agree within twenty (20) days of FMO giving notice to the Borrower or the Borrower or the relevant member of the Group becoming aware of the failure to comply on corrective measures necessary to re-establish compliance.  This may be in the form of amendments to the Environmental and Social Action Plan.  The corrective measures may also include reasonable variations in the frequency and contents of the environmental and social monitoring requirements.

7.3                               Acceleration

7.3.1                     On and at any time after the occurrence of an Event of Default, FMO may, by notice to the Borrower, take any or all of the following actions:

(a)                                 cancel the Available Facility whereupon it shall immediately be cancelled;

(b)                                 declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be immediately due and payable, whereupon they shall become immediately due and payable; or

(c)                                  declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be payable on demand, whereupon they shall immediately become payable on demand by FMO on the instructions of FMO; or

(d)                                 enforce all of its rights in respect of the Security or otherwise available to a creditor under applicable law,

provided that, in the event of an actual or deemed entry of an order for relief with respect to any member of the Group under Section 7.1.6 (Involuntary Bankruptcy) or Section 7.1.7 (Voluntary Bankruptcy), the obligation of FMO to fund a Utilization shall automatically be terminated and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind.

7.3.2                     The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to any acceleration, whether automatic or not, or demand for immediate payment of all or part of amounts due under any Finance Document (other than any Designated Sales Contract).

8.                                      MISCELLANEOUS

8.1                               Transfers by FMO

8.1.1                     Assignments by FMO

Subject to this Section 8, FMO may wholly or partially assign or otherwise transfer any of its rights and/or obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

8.1.2                     Supplemental Participations by FMO

(a)                                 After termination of the Availability Period, or, if earlier, the date on which the Facility has been fully Utilized, FMO may sell participations to one or more banks or financial institutions or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (“Supplemental Participants”) in all or a portion of FMO’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it but subject to a minimum participation amount of five million Dollars ($5,000,000)); provided that (i) FMO’s obligations under this Agreement shall remain unchanged, (ii) FMO shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with FMO in connection with this Agreement.  Any agreement or instrument pursuant to which FMO sells such participation shall provided that FMO shall retain the sole right to enforce the Finance Documents and to approve any amendment, modification, waiver or any provisions of the Finance Documents. Subject to sub-Section (b) of this Section 8.1.2, each Supplemental Participant shall be entitled to the benefits of Section 3.9 (Tax Gross-up and Indemnities) and Section 3.10 (Increased Costs) to the same extent as if it were FMO and has acquired its interest by assignment pursuant to Section 8.1.1 (Assignments by FMO).

(b)                                 A Supplemental Participant shall not be entitled to receive any greater payment under Section 3.10 (Increased Costs) than FMO would have been entitled to receive with respect to the participation sold to such Supplemental Participant, unless the sale of the participation to such Supplemental Participant is made with the Borrower’s prior written consent.

8.1.3                     Conditions of Assignment or Transfer

(a)                                 An assignment will only be effective on:

(i)                                     receipt by the Borrower of written confirmation from the New Lender (in form and substance satisfactory to the Borrower) that the New Lender will assume the same obligations to the other Parties as it would have been under if it were FMO; and

(ii)                                  performance by the New Lender of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the New Lender shall promptly notify to FMO.

(b)                                 A transfer will only be effective if the procedure set out in Section 8.1.5 (Procedure for Transfer) is complied with.

8.1.4                     Limitation of Responsibility of FMO

(a)                                 Unless expressly agreed to the contrary, FMO makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                  the financial condition of the Borrower;

(iii)                               the performance and observance by the Borrower of its obligations under any Finance Document or any other document;

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document; or

(v)                                 any representations or warranties implied by law are excluded.

(b)                                 A New Lender shall confirm to FMO that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its acceptance of any assignment by FMO of FMO’s rights or obligations under this Agreement and has not relied exclusively on any information provided to it by FMO in connection with any Finance Document; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under the Finance Documents.

(c)                                  Nothing in any Finance Document obliges FMO to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Section 8; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

8.1.5                     Procedure for Transfer

(a)                                 Subject to the conditions set out in Section 8.1.3 (Conditions of Assignment or Transfer), an assignment is effected in accordance with sub-Section 8.1.5(b) when FMO executes an otherwise duly completed Assignment and Assumption Agreement.  FMO shall, subject to sub-Section 8.1.5(b), as soon as reasonably practicable after receipt by it of a duly completed Assignment and Assumption Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute and date that Assignment and Assumption Agreement.

(b)                                 FMO shall only be obliged to execute an Assignment and Assumption Agreement delivered to it by the New Lender upon the New Lender’s completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)                                  On the effective date of the Assignment and Assumption Agreement:

(i)                                     to the extent that in the Assignment and Assumption Agreement FMO seeks to transfer all of its rights and obligations under the Finance Documents, the Borrower and FMO shall be released from further obligations towards one another under such Finance Documents, and their respective rights against one another under such Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                  the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and FMO; and

(iii)                               the New Lender shall become a Party as a “Lender” and reference in this Agreement to “FMO” shall be construed to be reference to the “Lender” and in the event that there is a partial assignment or transfer by FMO or any new Lender, such references shall be construed to be a reference to the “Lenders”.

8.1.6                     Copy of Assignment and Assumption Agreement to Borrower

FMO shall, as soon as reasonably practicable after it has executed an Assignment and Assumption Agreement, send to the Borrower a copy of that Assignment and Assumption Agreement.

8.1.7                     Disclosure of Information

(a)                                 FMO may disclose to:

(i)                                     any other person to (or through) whom FMO assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)                                  any other person with (or through) whom FMO enters into (or may potentially enter into) any participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

(iii)                               any other person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(iv)                              its external counsel, auditors and rating agencies;

(v)                                 any person to the extent provided for by the FMO Disclosure Policy; and

(vi)                              as provided for in Section 8.1.8 (Independent Complaints Mechanism),

any information about the Group, any Affiliates of any member thereof and the Finance Documents as FMO shall consider appropriate if in relation to this Section 8.1.7, when the person to whom the information is to be given has entered into a confidentiality undertaking in a form satisfactory to FMO.

(b)                                 The Borrower consents to the reasonable use and publication of its name and the subject matter of this Agreement and other Finance Documents by FMO in its publications and press releases.

(c)                                  The Borrower shall actively disclose the participation of FMO in the financing of the Facility and the transactions contemplated herein and shall, to this extent, coordinate with FMO to insert the name, logotype and other visible signs identifying FMO:

(i)                                     in any announcement, advertisement, bill, broadcast, circular, commercial, communication, declaration, display, endorsement, exhibit, flyer, literature, notice, notification, placard, plug, poster, proclamation, promotion, promulgation, propaganda or any other publications;

(ii)                                  in all merchandise, goods, facilities or places exposed, or that could be exposed, to the public; and

(iii)                               in all bidding documents and related documentation relating to any tenders conducted by the Borrower in connection with the funding of the Facility.

8.1.8                     Independent Complaints Mechanism

(a)                                 FMO may, in the case of an admissible complaint lodged under the Independent Complaints Mechanism in relation to this financing and notwithstanding the terms of any other agreement between the Borrower and FMO, disclose on its website, currently https://www.fmo.nl/, the following details in relation to the subject of this Agreement or otherwise:

(i)                                     client name;

(ii)                                  project name and description;

(iii)                               origin (region and country);

(iv)                              sector;

(v)                                 total FMO financing (size of FMO’s share in this transaction in Euro/USD);

(vi)                              date when complaint(s) relating to this financing was lodged;

(vii)                           short description of complaint(s) relating to this financing including the identity of the complainant(s); and

(viii)                        status of complaint(s) relating to this financing.

(b)                                 The Independent External Panel may disclose on FMO’s website, currently https://www.fmo.nl, (i) in the case of an admissible complaint lodged under the Independent Complaints Mechanism in relation to this financing, reports prepared further to an investigation by it of an admissible complaint filed, together with findings and/ or recommendations; and (ii), an annual report prepared by the Independent External Panel, which report may include details of any complaint lodged under the Independent Complaints Mechanism in relation to this financing.

(c)                                  For the purpose of carrying out the Independent External Panel’s Role, (i) FMO shall be entitled to disclose confidential information received by it in connection with this financing to the Independent External Panel, provided that the members of the Independent External Panel are subject to confidentiality undertakings, and (ii) the Independent External Panel shall be entitled to disclose, subject to back-to-back-confidentiality agreements or professional confidentiality obligations, confidential information received in connection with the Independent External Panel’s Role to its professional advisors and contractors.

8.2                               Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without prior written consent of FMO.

8.3                               Conduct of Business by FMO

No provision of this Agreement will:

(a)                                 interfere with the right of FMO to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige FMO to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige FMO to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

8.4                               Payment Mechanics

8.4.1                     Payments to FMO

(a)                                 On each date on which the Borrower is required to make a payment to FMO under any Finance Document, the Borrower shall make the same available to FMO (unless a contrary indication appears in such Finance Document) for value on the due date, before 10:00 am (New York time) and in such funds specified by FMO as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment by the Borrower to FMO shall be made into the following account or such other account as shall be specified for this purpose by FMO to the Borrower from time to time:

Beneficiary Account	000.305.707
Number:

Beneficiary Account	Nederlandse Financierings-Maatschappij voor
Name:	Ontwikkelingslanden N.V.

Beneficiary Address:	Anna van Saksenlaan 71
2593 HW The Hague
The Netherlands

Beneficiary Bank:	HSBC Bank USA
New York
USA

Beneficiary Bank	MRMDUS33
SWIFT BIC:

Beneficiary Bank	021 001 088
ABA number:

Stating reference	Molino Cañuelas - A-Loan fac. No:
number:	0000139832

Molino Cañuelas - B-Loan fac. No:
0000141983

8.4.2                     Distributions by FMO

On each date on which this Agreement requires an amount to be paid by FMO, FMO shall make the same available to the Borrower to the relevant account specified below or such other account specified from time to time:

Beneficiary Account	DDA 711039
Number:

Beneficiary Account	Compañía Argentina de Granos S.A.
Name:

Beneficiary	RABOBANK NEW YORK
Bank:	New York
USA

Beneficiary Bank	RABOUS33
SWIFT:

Intermediary Bank	JPMORGAN CHASE BANK
Name:	New York
USA

Intermediary Bank	CHASUS33
SWIFT:

Intermediary Bank	400-212307
Account Number:

Beneficiary Account	RABOBANK NEW YORK
Name:

8.4.3                     Distributions to the Borrower

FMO may (with the consent of the Borrower or in accordance with Section 8.5 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under any Finance Document (other than any Designated Sales Contract) or in or towards purchase of any amount of any currency to be so applied.

8.4.4                     Partial Payments

If the Borrower shall at any time pay to FMO an amount which is less than the full amount of all sums then due and payable to FMO hereunder, FMO shall be entitled to allocate and apply the amount so paid to or towards the outstanding sums under the relevant Finance Document(s) in such order as FMO in its sole discretion may decide, and any such allocation and application by FMO will override any application made, or instruction given, by the Borrower with respect to such amount.

8.4.5                     No Set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

8.4.6                     Business Days

(a)                                 Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

8.4.7                     Currency of Account

(a)                                 Subject to sub-Section 8.4.7(b) and sub-Section 8.4.7(c), the Dollar is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)                                  Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

8.4.8                     Change of Currency

(a)                                 Unless otherwise prohibited by law, if more than one currency or currency unit is at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in any Finance Document to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by FMO (after consultation with the Borrower); and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by FMO (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent FMO (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

8.5                               Set-off

FMO may set off any matured obligation due from the Borrower under the Finance Documents against any matured obligation owed by FMO to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, FMO may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

8.6                               Notices

8.6.1                     Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail.

8.6.2                     Address and Delivery

Any notice or demand to be made by one person to another under or in connection with the Finance Documents may be served by depositing such notice or demand at the address of such other person as identified with its name below (except as otherwise provided or such other address as such other person may previously have specified in writing) or by letter posted by prepaid first-class post to such address (which shall be deemed to have been served on the fifth day following the date of posting), or by fax to the fax number identified with the name of such other person below (or such other fax number as such person may previously have specified to FMO in writing) (which shall be deemed to have been received when transmission has been completed), or by e-mail to the e-mail address identified with the name of such person below (or such other e-mail address as such person may previously have specified to FMO in writing) (which shall be deemed to have been received when transmission has been completed and the recipient provides confirmation of receipt by means of a writing which is not automatically generated by the recipient’s e-mail system); provided that any notice to be served on FMO shall be effective only when actually received by FMO, marked for the attention of the department or officer specified by FMO for such purpose.

For FMO:

Nederlandse Financierings-Maatschappij
voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71, 2593 HW
The Hague, The Netherlands
E-mail:                                                        a.salom@fmo.nl
Attention:                                         Angie Salom

For the Released Party:

Estrada 624, Río Cuarto (5800)
Province of Córdoba, Argentina
Facsimile:                                         + 54 3584 67-7000
E-mail:                                                        sosas@cagsa.com.ar
Attention:                                         Sergio Sosa

For the Borrower:

J.F. Kennedy 160,
Cañuelas (1814)

Argentina
Facsimile:                                               +54 11 4331-2890
E-mail:                                                              cotone@molca.com.ar

8.6.3                     Notification of Address and Fax Number

Promptly upon a change of its address, fax number or e-mail, a Party shall notify the other Parties.

8.6.4                     Language

(a)                                 Any notice given under or in connection with any Finance Document or any Designated Sales Contract must be in English.

(b)                                 All other documents provided under or in connection with any Finance Document or any Designated Sales Contract must be in English or, if not in English and if so required by FMO, accompanied by a certified English translation at the Borrower`s cost and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

8.7                               Calculations and Certificates

8.7.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by FMO are prima facie evidence of the matters to which they relate.

8.7.2                     Certificates and Determinations

Any certification or determination by FMO of a rate or amount under or in relation to any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

8.7.3                     Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

8.7.4                     Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

8.8                               Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of FMO, any right or remedy under any Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

8.9                               Amendments and Waivers

Any term of the Finance Documents may be amended or waived only with the written consent of FMO and the Borrower, and any such amendment or waiver will be binding on all Parties.

8.10                        Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

8.11                        Governing law

This Agreement is governed by, and shall be construed in accordance with, the laws of New York, excluding conflict of law rules that could cause the application of any laws other than New York.

8.12                        Arbitration

8.12.1              Submission to Arbitration

Subject to Section 8.12.4 (Option), any dispute, controversy or claim arising out of or relating to this Agreement (including a dispute regarding the existence, validity, breach or termination of this Agreement) (a “Dispute”), shall be referred to and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “Rules”) by one arbitrator appointed in accordance with the Rules.

8.12.2              Procedure for Arbitration

The arbitral tribunal shall consist of one arbitrator who shall be a lawyer with experience in international lending appointed in accordance with the Rules.  The seat of the arbitration shall be New York, New York and the language of the arbitration shall be English.

8.12.3              Effect of Arbitration

Any award of the arbitral tribunal shall be binding from the day it is made, and the parties hereby waive any right to refer any question of law and any right of appeal on the law and/or the merits to any court of law in any jurisdiction.

8.12.4              Option

Before the arbitrator has been appointed to determine a Dispute, any Party hereto may by notice in writing to all other Parties to this Agreement require that all Disputes or a specific Dispute be heard by a court of law. If FMO or the Borrower gives such notice, the Dispute to which such notice refers shall be determined in accordance with Section 8.13 (Court Jurisdiction).

8.13                        Court Jurisdiction

8.13.1              Any dispute, controversy or claim arising out of or relating to this Agreement or any other Finance Document which is expressed to be governed by the law of the State of New York, including a dispute regarding the existence, validity, breach or termination of any such document, shall, at the option of FMO, be brought in the federal courts of the United States, of America located in the Southern District of New York or in any other courts having jurisdiction.  The Borrower irrevocably submits for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Finance Document which is expressed to be governed by the law of the State of New York, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court, or, to the extent permitted by law, in such Federal Court. Final judgment against, the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

8.13.2              Nothing in this Section 8.13 shall affect the right of FMO to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

8.13.3              The Borrower hereby irrevocably designates, appoints and empowers National Corporate Research, Ltd., with an office at the date hereof at 10 E. 40th Street, 10th floor, New York, NY 10016, United States, as its authorized agent solely to receive for and on its behalf service of summons or other legal process in any action, suit or proceeding FMO may bring in New York. As long as this Agreement or any other Finance Document (other than any Designated Sales Contract) to which the Borrower is a party remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on their behalf service of any summons, complaint or other legal process in any action, suit or proceeding FMO may bring in New York, with respect to this Agreement or such other Finance Document.  The Borrower shall keep the Agent advised of the identity and location of such agent.

8.13.4              The Borrower also irrevocably consents, if for any reason the Borrower’s authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in the State of New York, United States of America, to the service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower at its address specified in Section 8.6.2 (Address and Delivery). In such a case, FMO shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower. Service in the manner provided in this Section 8.13 in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

8.13.5              The Borrower waives to the fullest extent permitted by applicable law:

(a)                                 any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section 8.13; and

(b)                                 any claim that any such action, suit or proceeding has been brought in an inconvenient forum.

8.13.6              To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Finance Document to which the Borrower is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

8.13.7              EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE.

8.13.8              To the extent that the Borrower may, in any suit, action or proceeding brought in any of the courts referred to in sub-Section 8.13.1 or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Finance Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring FMO in such suit, action or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

8.14                        Third Party Beneficiaries

8.14.1              Except as expressly provided in Section 8.14.2, nothing in this Agreement, express or implied, shall give to any person, other than the Parties hereto, and their successors and permitted assigns hereunder, any benefit or any legal or equitable right or remedy under this Agreement.

8.14.2              The individuals constituting the Independent External Panel shall together (but not separately) have the right to enforce and take the benefit of Section 6.1.5 (Access) and Section 8.1.8 (Independent Complaints Mechanism) of this Agreement against each member of the Group.

8.15                        Survival

The obligations of the Borrower under Sections 3.8 (Costs and Expenses), 3.9 (Tax Gross-up and Indemnities), 3.10 (Increased Costs), 3.11 (Currency Indemnity) and 3.12 (Other Indemnities) shall survive the repayment of the Loans and the termination of the Commitments and, in the case FMO may assign any interest in the Commitments or the Loans hereunder, shall survive the making of such assignment, notwithstanding that FMO may cease to be a lender hereunder. In addition, each representation and warranty made, or deemed to be made by a Utilization Request, herein or pursuant hereto shall survive the making of such representation and warranty.

8.16                        Entire Agreement

This Agreement and the other Finance Documents, and any separate letter agreements entered into on the date hereof, constitute the entire contract among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names as of the date first above written.

COMPAÑIA ARGENTINA DE GRANOS S.A., as Released Party

By:	/s/ Carlos A. Navilli
Authorized Representative

By:
Authorized Representative

CAGSA - Molino Cañuelas
Signature page to AR Pre-Export Finance Term Facility Agreement

MOLINO CAÑUELAS S.A.C.I.F.I.A., as the Borrower

By:	/s/ Carlos A. Navilli
Authorized Representative

By:
Authorized Representative

CAGSA - Molino Cañuelas
Signature page to AR Pre-Export Finance Term Facility Agreement

NEDERLANDSE FINANCIERINGS- MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V., as Lender

By:	/s/ S.C. Gaboury
Authorized Representative

By:	/s/ M.E.M. Rocker
Authorized Representative

CAGSA - Molino Cañuelas
Signature page to AR Pre-Export Finance Term Facility Agreement

ANNEX A
MANDATORY COST FORMULA

1.                                      The Mandatory Cost is an addition to the interest rate in relation to the cost of compliance with the requirements of the European Central Bank or similar banking authority.

2.                                      On the first day of each Interest Period (or as soon as possible thereafter) FMO shall calculate a rate (the “Combined Additional Cost Rate”), which shall be calculated as the sum of the FMO Additional Cost Rate (as defined in paragraph 3 below) and each Participant Additional Cost Rate (as defined in paragraph 4 below).

3.                                      The Additional Cost Rate for FMO if lending from a Participating Member State (the “FMO Additional Cost Rate”) shall be the percentage determined by FMO as the cost of complying with the minimum reserve requirements of the European Central Bank.

4.                                      The Additional Cost Rate for a Participant, as notified by that Participant to FMO (the “Participant Additional Cost Rate”), shall be the percentage determined by that Participant as the cost of complying with the minimum reserve requirements of the European Central Bank, if lending from a Participating Member State, or of a similar banking authority if not lending from a Participating Member State.

5.                                      FMO shall have no liability to any person if such determination results in an Additional Cost Rate which, over or under, compensates FMO or a Participant.

6.                                      Any determination by FMO or a Participant pursuant to this Schedule in relation to the Mandatory Cost, an FMO Additional Cost Rate, a Participant Additional Cost Rate, a Combined Additional Cost Rate or any amount payable to FMO or to a Participant shall, in the absence of manifest error, be conclusive and binding on all Parties.

7.                                      FMO may from time to time, after consultation with the Borrower, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the European Central Bank or similar banking authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

ANNEX B
EXISTING LIENS

Name of Lender	Description of Security	Indebtedness Secured
International Finance Corporation (IFC)

(a)   Hipoteca y Prenda sobre:

(i)    Planta Industrial, Molino Adelia María, ubicada en calle Roque Saenz Peña 595, Adelia María, Provincia de Córdoba;

(ii)   Planta Industrial, Molino Cañuelas, ubicada en calle J. F. Kennedy 160, Cañuelas, Provincia de Buenos Aires;

(iii)  Planta Industrial, Rosario, ubicada en calle San Martín 2809, Granadero Baigorria, Provincia de Santa Fe;

(iv)  Planta Industrial, Pilar, ubicada en calle 9 y 13 – Lote 18 – Sección I, Parque Industrial Pilar, Provincia de Buenos Aires;

(v)   Planta Industrial, Spegazzini, ubicada en calle Torcuato Di Tella 1300 y Colectora Oeste de la Autopista Buenos Aires- Cañuelas altura Km 44, Carlos Spegazzini, Provincia de Buenos Aires

		USD	155.000.000

Banco de la Ciudad de Buenos Aires	(a) Hipoteca y Prenda sobre: (i) Planta Industrial, Spegazzini, ubicada en calle Torcuato Di Tella 1300 y Colectora Oeste de la Autopista Buenos Aires- Cañuelas altura Km 44, Carlos Spegazzini, Provincia de Buenos Aires	USD	11.676.161

Deutsche Bank Aktiengesellschaft	(a) Prenda sobre: (i) Molino Buhler para moler grano, ubicado en calle J.F.Kennedy 160, Cañuelas, Provincia de Buenos Aires	UDSD	31.617.365

ANNEX C
EXCLUDED ACTIVITIES

Excluded Activities

The Group shall not finance any activity, production, use, distribution, business or trade involving:

1.                                      Forced labour(1) or child labour(2).

2.                                      Activities or materials deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international phase-outs or bans, such as:

a)                                     Ozone depleting substances, PCB’s (Polychlorinated Biphenyls) and other specific, hazardous pharmaceuticals, pesticides/herbicides or chemicals;

b)                                     Wildlife or products regulated under the Convention on International Trade for Endangered Species or Wild Fauna and Flora (CITES); or

c)                                      Unsustainable fishing methods (e.g., blast fishing and drift net fishing in the marine environment using nets in excess of 2.5 km in length).

3.                                      Cross-border trade in waste and waste products, unless compliant with the Basel Convention and the underlying regulations.

4.                                      Destruction(3) of High Conservation Value areas(4).

5.                                      Radioactive materials(5) and unbounded asbestos fibers.

6.                                      Pornography and/or prostitution.

7.                                      Racist and/or anti-democratic media.

(1)        Forced labour means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.

(2)        Persons may only be employed if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.

(3)        Destruction means the (1) elimination or severe diminution of the integrity of an area caused by a major, long-term change in land or water use or (2) modification of a habitat in such a way that the area’s ability to maintain its role is lost.

(4)        High Conservation Value (HCV) areas are defined as natural habitats where these values are considered to be of outstanding significance or critical importance (see  http://www.hcvnetwork.org).

(5)        This does not apply to the purchase of medical equipment, quality control (measurement) equipment or any other equipment where the radioactive source is understood to be trivial and/or adequately shielded.

8.                                      In the event that any of the following products form a substantial part of a project’s primary financed business activities:(6)

a)                                     Alcoholic Beverages (except beer and wine);

b)                                     Tobacco;

c)                                      Weapons and munitions; or

d)                                     Gambling, casinos and equivalent enterprises.

(6)        For companies, “substantial” means more than 10% of their consolidated balance sheets or earnings. For financial institutions and investment funds, “substantial” means more than 10% of their underlying portfolio volumes.

SCHEDULE 1
FORM OF UTILIZATION REQUEST

[RESERVED DUE TO THE FACILITY HAVING BEEN DRAWN IN FULL PRIOR TO THE AMENDMENT EFFECTIVE DATE]

SCHEDULE 2
FORM OF UTILIZATION RECEIPT

[RESERVED DUE TO THE FACILITY HAVING BEEN DRAWN IN FULL PRIOR TO THE AMENDMENT EFFECTIVE DATE]

SCHEDULE 3
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Facility Agreement identified below (as amended, the “Facility Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Facility Agreement, as of the Effective Date inserted by the Assignor as contemplated by the Facility Agreement, (i) all of the Assignor’s rights and obligations under the Facility Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor against any Person, whether known or unknown, arising under or in connection with the Facility Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.]

2.	Assignee:	[•]

3.	Borrower(s):	Molino Cañuelas S.A.C.I.F.I.A.

4.

Facility Agreement: The $100,000,000 Amended and Restated Pre-Export Finance Term Facility Agreement, dated 3 December 2015 as amended and restated as of [•], 2016 among, inter alios, Molino Cañuelas S.A.C.I.F.I.A. and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.

5.                            Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders(7)		Amount of Commitment/Loans Assigned(8)		Percentage Assigned of Commitment/Loans(9)
[Facility]	$	[•]	$	[•]	[•]	%

6.                           Effective Date:  [•][TO BE INSERTED BY THE ASSIGNOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Acknowledged and Accepted:

MOLINO CAÑUELAS S.A.C.I.F.I.A.

By:

(7)         Amount to be adjusted by the counterparties to take into account any payments or prepayments made before the Effective Date.

(8)         Amount to be adjusted by the counterparties to take into account any payments or prepayments made before the Effective Date.

(9)         Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

(a)                                 Assignor.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Facility Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Finance Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Finance Document.

(b)                                 Assignee.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a lender under the Facility Agreement, (ii) it meets all requirements of a New Lender under the Facility Agreement (subject to receipt of such consents as may be required under the Facility Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Facility Agreement as a lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of the Assignor thereunder, and (iv) it has received a copy of the Facility Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.3.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Assignor; and (b) agrees that (i) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a lender.

2.                                      Payments.

From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE 4
FORM OF COMPLIANCE CERTIFICATE

[BORROWER’S LETTERHEAD]

[insert date]

Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71
2593 HW The Hague, The Netherlands

Attention	:

Re	:	Compliance Certificate(10)

Dear Sirs:

1.                                      Reference is made to the Amended and Restated Pre-Export Finance A/B Term Facility Agreement dated 3 December 2015 as amended and restated as of December [  ], 2016 (the “Agreement”), among, inter alios, Molino Cañuelas S.A.C.I.F.I.A. (the “Borrower”), and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.                                      We hereby confirm that no Default has occurred and is continuing. In particular, we hereby certify that the Borrower is in compliance with Section 6.1.1 (Financial Covenants) as follows:

[insert details of relevant financial covenants]

Yours faithfully,

MOLINO CAÑUELAS S.A.C.I.F.I.A.

By:
Authorized Representative(11)

By:
Authorized Representative(12)

(10)                          Note: In connection with the Compliance Certificate to be delivered together with financial statements pursuant to 6.3.1(b) (ii), the signature of the Auditors of any such certificate will not be required.

(11)                          To be signed by an Authorized Representative.

(12)                          To be signed by an Authorized Representative.

[insert applicable certification language]

[NAME OF THE AUDITORS]

By:
Authorized Representative(13)

By:
Authorized Representative(14)

(13)                          To be signed by an Authorized Representative.

(14)                          To be signed by an Authorized Representative.

SCHEDULE 5
FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

[BORROWER’S LETTERHEAD]

[insert date]

Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71
2593 HW The Hague, The Netherlands

Attention	:

Re	:	Certificate of Incumbency and Authority

Dear Sirs:

1.                                      Reference is made to the Amended and Restated Pre-Export Finance A/B Term Facility Agreement dated 3 December 2015 as amended and restated as of December [  ], 2016 (the “Agreement”), among, inter alios, Molino Cañuelas S.A.C.I.F.I.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.                                      I, the undersigned, [insert title] of the Borrower, duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons, each of whom are, and will continue to be, authorized:

(a)                                 to sign, on the Borrower’s behalf, any Utilization Request and Utilization Receipt;

(b)                                 to sign, on the Borrower’s behalf, all certifications and notices provided for in the Agreement; and

(c)                                  to take any other action required or permitted to be taken, done, signed or executed, on the Borrower’s behalf, under the Finance Documents to which the Borrower and FMO are parties.

Name	Office	Specimen Signature

3.                                      FMO may assume that any such person continues to be so authorized until FMO receives authorized notice from the Borrower that they, or any one of them, are no longer authorized and certifying which person will be authorized to take the foregoing action on behalf of the Borrower.

Yours faithfully,

MOLINO CAÑUELAS S.A.C.I.F.I.A.

By:
Authorized Representative(15)

By:
Authorized Representative(16)

(15)                          To be signed by an Authorized Representative.

(16)                          To be signed by an Authorized Representative.

SCHEDULE 6
FORM OF AUDITORS’ LETTER

[BORROWER’S LETTERHEAD’

[insert date]

[name of Auditors]
[address of Auditors]

Attention	:

Re	:	Auditors’ Letter

Dear Sirs:

1.                                      Reference is made to Amended and Restated Pre-Export Finance A/B Term Facility Agreement dated 3 December 2015 as amended and restated as of December [  ], 2016 (the “Agreement”), among, inter alios, Molino Cañuelas S.A.C.I.F.I.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.                                      We hereby authorize and request you to give to FMO all such information as FMO may reasonably request regarding the accounts and operations of the Borrower; provided that you shall on or before the date of any communication with FMO notify us and, in the case of written communications, provide us with copies of all written communications. We have agreed to supply that information and those statements under the terms of the Agreement, a copy of which is hereby enclosed for your information and reference.

3.                                      We authorize and request you to send a copy of the audited financial statements of the Borrower and any other required documentation to FMO to enable us to satisfy, in form and substance, our obligations under Section 6.3.1 (Financial Statements) of the Agreement. When submitting the same to FMO, please also send, at the same time, a copy of your full report on such financial statements.

4.                                      Please note that under Section 6.3 (Informational Covenants) of the Agreement, we are obliged to provide FMO with other communications, certifications and documents, and we hereby authorize and request that you submit each such communication, certification or document to FMO, as therein required.

5.                                      For our records, please ensure that you send to us a copy of every letter that you receive from FMO immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours faithfully,

MOLINO CAÑUELAS S.A.C.I.F.I.A.

By:
Authorized Representative(17)

By:
Authorized Representative(18)

(17)                          To be signed by an Authorized Representative.

(18)                          To be signed by an Authorized Representative.

SCHEDULE 7
DEVELOPMENT IMPACT REPORTING REQUIREMENTS

A.                                    Development Impact Reporting - Agribusiness

Pursuant to Section 6.3.4(d)(iii) (Miscellaneous) of this Agreement, the Borrower is obliged to report to FMO on the development impact of the activity (co-)financed by FMO.

For this activity, the Agribusiness reporting obligation extends to (see for a definition next page under B):

•                                          Employment

•                                          Number of smallholders supported

•                                          GHG-emissions (if GHG-emissions > 25,000 ton equivalents)

•                                          Tax

B.                                    Definitions relating to Information Requirements

List of standardised definitions used by international development finance institutions in connection with their commitment to report on the development impact of the activities financed.

Indicators	Definition
Employment: Total number of people directly employed in FMO portfolio companies and financial institutions

Number of full-time equivalent employees as per local definition working for the client company or project at the end of the reporting period (financial year-end). This includes directly hired individuals and individuals hired through third party agencies as long as those individuals provide on-site services related to the operations of the client company. Also, this includes full-time equivalent worked by seasonal, contractual and part-time employees. Part-time jobs are converted to full-time equivalent jobs on a pro rata basis, based on local definition (e.g., if working week equals 40 hours, a 24 hr/week job would be equal to 0.6 FTE job). Seasonal or short-term jobs are prorated on the basis of the portion of the reporting period that was worked (e.g., a full-time position for three months would be equal to a 0.25 FTE job if the reporting period is one year). If the information is not available, the rule-of-thumb is two part-time jobs equal a full-time job. Note: employment for the purpose of the construction of the client company’s hard assets is not to be included in this indicator.

GHG emissions (tCO2eq)

Annual emission of greenhouse gases (as defined by the UNFCCC), expressed in metric tonnes of CO2 equivalents (using the Global Warming Potential factors formally adopted by the UNFCCC), at least including scope 1 (direct emissions) and scope 2 (emissions from the production of purchased electricity, heat and steam).

Number of smallholders supported

Number of smallholder farmers that have had active support from the client company in order to improve production practices that have beneficial effects on yields, and/or reduce environmental degradation, and/or improve social practices during the reporting period.

Smallholder farmers are marginal and sub-marginal farm households that own and/or cultivate relatively small plots of land. Common characteristics of smallholder farmers are that they have low access to technology, limited resources in terms of capital, skills, and risk management, depend on family labour for most activities, and have limited capacity in terms of storage, marketing, and processing.

Source: UN Food and Agriculture Organization (FAO)

Tax	The amount of net contribution to government revenues in the last financial year by the Borrower

SCHEDULE 8
FORM OF QUARTERLY DEBT FACILITIES REPORT

Bank	Facility amount in relevant currency	Facility Amount in USD equiv.	Facility type	Tenor	Facility amount used	Facility amount available
Name of bank			Description of type/purpose of facility, for example revolving, pre-export finance, term loan.

SCHEDULE 9
FORM OF PROCESS AGENT’S LETTER

[PROCESS AGENT’S LETTERHEAD]

[insert date]

Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V.
Anna van Saksenlaan 71
2593 HW The Hague, The Netherlands

Attention	:

Re	:	Process Agent Letter

Dear Sirs:

1.                                      Reference is made to the Amended and Restated Pre-Export Finance A/B Term Facility Agreement dated 3 December 2015 as amended and restated as of December [  ], 2016  (the “Agreement”), among, inter alios, Molino Cañuelas S.A.C.I.F.I.A. (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.                                      [Pursuant to Section 8.13 (Court Jurisdiction) of the Agreement](19), the Borrower has irrevocably designated and appointed the undersigned, [CT Corporation System], with offices currently located at [111 Eighth Avenue, New York, New York 10011], as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Agreement in the courts of the United States of America for the Southern District of New York.

3.                                      The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent from [insert date] until [insert date], and agrees with you that the undersigned shall:

(a)                                 inform FMO promptly in writing of any change of its address in New York;

(b)                                 perform its obligations as such process agent in accordance with the relevant provisions of the Agreement; and

(c)                                  forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

4.                                      As process agent, the undersigned and its successor or successors agree to discharge the abovementioned obligations and will not refuse fulfillment of such obligations.

(19)                          If the process agent letter is being provided pursuant to a Finance Document other than this Agreement, modify this paragraph as appropriate.

Yours faithfully,

[CT CORPORATION]

By:
Authorized Representative(20)

By:
Authorized Representative(21)

(20)                          To be signed by an Authorized Representative.

(21)                          To be signed by an Authorized Representative.

SCHEDULE 10
FORM OF NOTE PAGARÉ

US$ [•]

Buenos Aires,  [•]

Por igual valor recibido en préstamo, pagaremos incondicionalmente a la vista a NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V., sin protesto, NO A LA ORDEN, la cantidad de Dólares Estadounidenses [•] millones (US$ [•]).

En caso de falta de pago a la fecha de presentación de este Pagaré, el monto adeudado bajo el presente devengará un interés punitorio del [•] por ciento ([•] %) anual hasta la fecha del efectivo pago. En caso de mora, los intereses punitorios se capitalizarán mensualmente y serán considerados a partir de dicha capitalización como capital a todos los efectos que pudieran corresponder.

Todos los pagos a efectuar en virtud de este pagaré serán efectuados indefectiblemente en Dólares Estadounidenses. El suscriptor renuncia en forma incondicional e irrevocable a invocar la teoría de la imprevisión y onerosidad sobreviniente (Artículo 1091 del Código Civil y Comercial de la República Argentina).

Todos los montos adeudados en virtud del presente Pagaré serán pagados libres de, y sin deducciones por, impuestos, tasas, gastos, derechos, y/o retenciones, presente o futuros, de cualquier naturaleza o tipo, sean éstos de jurisdicción nacional o provincial de la Argentina, o impuestos cobrados por cualquier autoridad impositiva de la Argentina. En caso de ser aplicable algún impuesto, tasa, cargo, gasto, derecho y/o retención de la índole mencionada, éste será pagado exclusivamente por el suscriptor.

En nuestro carácter de suscriptores, hacemos constar expresamente que ampliamos el plazo de presentación para el pago de este pagaré hasta siete (7) años a contar desde la fecha.

Lugar de pago: Anna van Saksenlaan 71, 2593 HW La Haya (The Hague), Reino de los Países Bajos.

MOLINO CAÑUELAS S.A.C.I.F.I.A.

Por:

Nombre:

Cargo:

[ALL SIGNATURES DULY CERTIFIED BY NOTARY PUBLIC]

SCHEDULE 11
ENVIRONMENTAL AND SOCIAL ACTION PLAN

IFC PS	ISSUE	Measure/Framework	Deliverables	Due Date

1	Management

1.1. Develop and implement a high-level sustainability business’ strategy, analyzing the value chains for environmental and social (“E&S”) business’ risks and opportunities; involving shareholders and upper managers.

			Summary report of E&S business risks (and opportunities) for companies’ value chain, considering key stakeholders, benchmark and prioritizing.	June 2017
			E&S strategic objectives (mid/long term).	June 2017

1	Management

1.2. Develop and implement a sustainable supply chain policy, for the Molino Canuelas (including CAGSA operations). Including: Identification of supply chains, definitions of sustainable supply (based on IFC Performance Standards and other best practices), establish a policy, assess supply chain for gaps, implement action plans and objectives.

			Sustainable supply chain policy.	Oct 2017

			Assessment of supply chain with gaps and key risks.	Oct 2017
Oct 2017
Oct 2017
			Action Plans and objectives.	Oct 2018
Oct 2017
Oct 2017

1	Management	1.3. Improve and continue implementation of ESMS, to all sites and centralized areas. Achieve ISO 14001 and/or OHSAS 18001 certifications.	Action plan, including the adopted criteria for prioritizing sites and the standards.	Mar 2016
			Internal audit and Management review showing implementation of central processes.	Oct 2016

IFC PS	ISSUE	Measure/Framework	Deliverables	Due Date

			Implementation of central management processes.	Oct 2017

1	Identification of Risks and Impacts	1.4. Implement cross companies internal audits, including managers in audit teams.	Cross companies internal audit plan.	Apr 2016
Apr 2016
Apr 2016
			Records of audits conducted by managers.	Mar 2017
Mar 2017
Mar 2017

1	Identification of Risks and Impacts	1.5. Extend implementation of E&S risks assessments to all plants. E&S risk matrixes, locally adapted with control measures.	Advance indicator, report on sites implemented and whether they are operative or not.	Nov 2015
			Action Plan.	Mar 2016
			E&S risk matrixes updated and locally adapted.	Oct 2016

1	Identification of Risks and Impacts	1.6. Extend E&S risk assessments out of operational site limits, including supply chain.	Reviewed procedures with proper scope.	Oct 2015
			Implementation plan for updating.	Feb 2016
			All matrixes updated.	Oct 2016
			In El Mirador, park the water cistern near the plant. Documented analysis on the choice of moving pallet storage further away from the operation.	Nov 2015

1	Identification of	1.7. Resume internal audit programs,	New audit plan for all farms and central processes.	Jan 2016

IFC PS	ISSUE	Measure/Framework	Deliverables	Due Date

	Risks and Impacts	including applicable IFC Performance Standards in the scope.	Update procedure, including IFC Performance Standards.	Feb 2016
			Train new auditors, reinforce with external auditors.	Oct 2016
			Management review of internal audit results.	Oct 2016

1	Identification of Risks and Impacts	1.8. Improve E&S risks’ identification, covering applicable scope of IFC Performance Standards.	Procedure updated.	Nov 2015
			Hazard and Risk matrixes updated and new controls.	Oct 2016

1	Identification of Risks and Impacts	1.9. Develop and implement a process for identification and assessment of stakeholders in Farm Administration, similar to Molino Cañuelas.	Stakeholders mapping.	Oct 2016
			Identification and assessment of stakeholders procedure.	Nov 2015

1	Identification of Risks and Impacts

1.10. Review and improve the process for “Control and prevention of incidents and accidents”, expanding its scope according to IFC Performance Standards and establishing a plan for communication to all farms.

			Procedure updated.	Oct 2015
			Action Plan.	Oct 2016
			Communicated to all farms.	Oct 2016

1	Legal Compliance	1.11. Verify legal permits (e.g.: for irrigation water use, and registration for dangerous wastes generators) in all farms, where applicable	Action Plan, including: - San Sebastián, water use permits. - El Mirador, Fuel tank (cistern) - El Mirador, dangerous wastes generation. - El Mirador, fire load	Nov2015

IFC PS	ISSUE	Measure/Framework	Deliverables	Due Date

calculus.

1	Organization Capacity and Competency

1.12. Extend the scope of training plans, based on E&S required competences and responsibilities of each job position and covering IFC Performance Standards’ requirements. In particular for internal auditors.

			Training plans appropriate to the new scope.	Sept 2016
			Job descriptions including E&S competences and responsibilities.	Jan 2016
			Internal auditors trained in ESMS and IFC Performance Standards.	Jan 2016
Evidences of training plan compliance (registries).

1	Organization Capacity and Competency	1.13. Review, update and improve job descriptions, including E&S roles, responsibilities and competences.	Job descriptions reviewed and communicated.	July 2016
Mar 2016

1	Monitoring and Review	1.14. In Agrozal, align E&S scorecard to all CAGSA’s indicators, when applicable. Review if all plants’ scorecards are properly aligned to CAGSA’s.	Updated scorecard for all sites.	Mar 2016
			Action Plan for implementation.	Oct 2015
			Agrozal´s scorecard defined and implemented.	Mar 2016

1	Monitoring and Review	1.15. In Agrozal, align E&S scorecard to all CAGSA’s indicators, when applicable. Review if all plants’ scorecards are properly aligned to CAGSA’s.	Updated scorecard for all sites.	Jun 2016

1	Reporting	1.16. Develop yearly Public Environmental and Social Reports for	Public Environmental and Social Report.	Jun 2017
Jun 2017

IFC PS	ISSUE	Measure/Framework	Deliverables	Due Date

		Molino Canuelas (including CAGSA operations), based on internationally recognized good practices (GRI).		June 2017

2	Occupational Health and Safety	2.1. Define and limit access areas, or establish a waiting area away from the operation, for truck drivers.	Documented methodology, risk matrix and other evidence (eg new lay out, photographs, etc.).	Nov 2015

2	Occupational Health and Safety	2.2. Improve environmental and occupational health and safety situation in non-certified plants.	Action Plan, objectives and goals.	Mar 2016
			Internal audit reports.	Oct 2016
			Agrozal, MSDS (material safety data sheets) available for all products. Training records.	Oct 2016
			Update Emergency plans, especially in those plants with seasonal activity.	Oct 2015
			Capilla del Señor, maintenance of fire extinguishers. MSDS (material safety data sheets) available for all products. Training records.	Jun 2016

2	Occupational Health	2.3. Resume medical exams programs, and ensure compliance. Verify compliance at all farms, and that medical exams are in according with risk exposure. In	Hazard and Risk matrix updated according to risk exposure to health in San Sebastian.	Oct 2015
			Medical Exams planning for San Sebastian.	Oct 2015

IFC PS	ISSUE	Measure/Framework	Deliverables	Due Date

		particular in San Sebastian	Compliance of first periodic medical monitoring round, according to risk exposure in San Sebastian.	Mar 2016
			Medical Exams planning and objectives, and Hazard and Risk matrix updated in accordance with risk exposure to health for all sites.	Oct 2016

4	Infrastructure and Equipment Safety for Community	4.1. Analyze alternatives for eliminating or significantly diminishing risk of seed oil plant location within the city limits.	Alternative Feasibility studies (including, among others, moving the plant, process changes, hazardous products replacements, improving safety measures).	Jun 2016
			Inform FMO about alternatives.	Jun 2016
			Documented decision by the Board to be sent to FMO.	Ago 2016

6	Protection and Conservation of Biodiversity	6.1. Analyze alternatives for compensating land conversion to agriculture, including GHG and reducing reputational risk.	Presentations of suggested alternatives with special focus on GHG sequestration.	Mar 2016
			Selection of alternative with FMO agreement.	Mar 2016
			Action Plan implementation to be reported every 6 months.	Jun 2016

6	Protection and Conservation of	6.2. Implement plans for endangered and almost-endangered species, and natural	Monitoring plan of species validated by expert.	TBD
			Selection of NGO and/or University to participate in	Jun 2016

IFC PS	ISSUE	Measure/Framework	Deliverables	Due Date

	Biodiversity	forest protection and monitoring systems. Analyze involving a local university and/or NGO for monitoring plans.	monitoring plan.
			Annual monitoring reports.	TBD

SCHEDULE 12
CORPORATE GOVERNANCE ACTION PLAN

Number	Recommendations/Action Items	Responsibility	Deliverable	Deadline (Date/Event)

Commitment To Good CG / Family Governance

1

The family council should lay down a charter that clarifies its authority. Gradually it should reduce its authority to more classic matters of a family council such as family employment, succession, the selection of family members at board level, etc. It should also re-consider its composition and involve family members that are not major shareholders and/or managers at the same time.

		Aldo Navilli	Charter document of family council	18 months after first Utilization

Structure and Functioning of the Board of Directors

2	The Family Council should clearly define the role of a family member on the Board as Non-executive.	Aldo & Luciano Navilli	Resolution of family council	18 months after first Utilization

3

The Borrower should add one Non-executive, Independent Director to its Board and Audit Committee to become accustomed to the requirement of a majority of independent directors under the Listing Rules of the New York Stock Exchange. After six months a second Non-executive and Independent Director should be added.

		Borrower’s Board of Directors	Resumes of independent directors; Shareholder approval on board appointments	12 months after first Utilization

4	When adding one Independent Director to the Audit Committee the Internal Audit Director and Manager should give up membership in the Audit Committee. They can attend the meetings upon the (standing)	Borrower’s Audit Committee	Board/Audit Committee Resolution	15 months after first Utilization

Number	Recommendations/Action Items	Responsibility	Deliverable	Deadline (Date/Event)

invitation of the Board members but should not remain voting members.

5

While the Borrower is not next in line to become listed, we would recommend it stablish an Advisory Board with three outside, non-executive directors. Such Board does not have any authority but helps the family to get used to the idea of outsiders advising on corporate matters. There should be a formalized meeting structure as well as Terms of Reference. The selected members of the Advisory Committee could later be considered as fully-fledged Independent Directors either for the Borrower.

		Family Council	Charter for Advisory Board	15 months after first Utilization

Control Environment

6

The parallel role of the Internal Audit Director in the Comité de Gestion should be re-considered and maybe filled with a newly hired Risk Officer. Ideally, the Director Internal Audit would focus on Internal Audit only to ensure the independence of the function by only focusing on ex-post control.

		Audit Committee	Revision of Internal Audit Manual	36 months after first Utilization

8	Borrower’s financial statements shall be prepared according to IFRS.	Borrower’s Board and Shareholders	Shareholder Resolution	September 30, 2017

Transparency and Disclosure

9	The Borrower should establish an investor relation department well before listing so that non-financial information can be prepared.	Borrower’s Board	Appointment of staff to investor relationship department	6 months prior to listing at stock exchange

Number	Recommendations/Action Items	Responsibility	Deliverable	Deadline (Date/Event)

(Minority) Shareholder Rights

10

The Borrower and other companies owned by the Navilli family should continue working on an intra-group and related party transaction policy that ensures for objective and ex-ante approval for revolving and non-revolving transactions at a certain value.

		Family Council	RPT Policy document	12 months after first Utilization